Exhibit 10.60

Execution Copy

STOCK PURCHASE AGREEMENT

AMONG

STEEL DYNAMICS, INC.,

OMNISOURCE CORPORATION,

AND THE SHAREHOLDERS LISTED ON THE SIGNATURE PAGES HERETO

October 1, 2007

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Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Real Estate Purchase Agreement
Exhibit C	Form of Shareholders Agreement
Exhibit D	Opinion of Counsel

Schedule 3.2(a)	Cash Amount
Schedule 3.2(d)	Shareholders’ Interest
Schedule 6.1	Conduct of Business
Schedule 8.4	Landlord Waivers and Estoppel Letters
Schedule 11.4	Allocation Agreement

Disclosure Schedule

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STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is entered into as of October 1, 2007 by and among Steel Dynamics, Inc., an Indiana corporation (“Buyer”), Omnisource Corporation, an Indiana corporation (the “Corporation”), and the shareholders of the Corporation listed on the signature pages hereto (collectively, the “Shareholders”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 14.1.  The Buyer, the Corporation and the Shareholders may be referred to herein each as a “Party” and collectively, the “Parties”.

RECITALS

WHEREAS, the Shareholders are the registered and beneficial owners of 100% of the issued and outstanding capital stock of the Corporation on a fully diluted basis (the “Stock”); and

WHEREAS, the Shareholders desire to sell and the Buyer desires to purchase 100% of the Stock on the terms and subject to the conditions set forth herein.

TERMS OF AGREEMENT

In consideration of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

THE TRANSACTION

The Stock Purchase.  Subject to the terms and conditions of this Agreement, at the Closing, the Shareholders shall sell and the Buyer shall acquire good and marketable title to all the Stock free and clear of all Liens (including Permitted Liens) and Restrictions.

CONSIDERATION FOR TRANSFER

Consideration.  The aggregate consideration for the Stock shall be as follows:

$393,400,000 (the “Cash Amount”); and

9,700,000 shares (the “Shares”) of the Buyer’s common stock (the “Buyer Common Stock”).

THE CLOSING AND TRANSFER OF STOCK

Closing.  The closing of the transactions contemplated by this Agreement shall be effective as of the end of the Closing Date, as hereinafter defined (the “Closing”), and shall occur at the offices of McDermott Will & Emery LLP, 227 West Monroe Street, Chicago, Illinois at 10:00 A.M., central standard time, on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or at such other time or place as may be mutually agreed upon by the Parties (the “Closing Date”).

Deliveries by Buyer.  At the Closing, Buyer shall deliver (or cause to be delivered) the following:

the Cash Amount, as adjusted pursuant to the terms hereof, by wire transfer of immediately available funds to the persons identified on Schedule 3.2(a) in the proportions set forth opposite their respective names;

1,050,000 shares of Buyer Common Stock (the “Escrow Amount”) to an escrow agent mutually acceptable to Buyer and the Shareholders (“Escrow Agent”), pursuant to the provisions of the Escrow Agreement between the Escrow Agent, Buyer and the Shareholders in the form of Exhibit A hereto (the “Escrow Agreement”);

such number of shares of Buyer Common Stock as designated by the Shareholders in accordance with Section 7.19 (the “Bonus Shares”);

a number of Shares of Buyer Common Stock equal to the number of Shares less the Escrow Amount less the Bonus Shares to the Shareholders in the relative proportions set forth on Schedule 3.2(d);

the Section 9.1 Certificate; and

such other instruments or documents as may be necessary or reasonably requested by the Shareholders to carry out the transactions contemplated hereby.

Deliveries by the Shareholders.  At the Closing, the Shareholders shall deliver the following:

certificates representing the Stock free and clear of all Liens (including Permitted Liens) and Restrictions, together with stock powers endorsed in blank;

the Section 8.1 Certificate;

the opinion referred to in Section 8.2;

the landlord waivers and estoppel letters referred to in Section 8.4;

completed and executed IRS Forms 8023 (and any similar state forms) required to be filed in connection with Section 338(h)(10) Election;

pay off letters from each applicable lender indicating the amount necessary to pay the Corporation Debt in full at Closing (the “Pay Off Letters”); and

such other instruments or documents as may be necessary or reasonably requested by Buyer to carry out the transactions contemplated by this Agreement.

Closing Agreements.  At the Closing, the applicable parties shall execute, acknowledge and deliver the following:  (i) the Shareholders Agreement and (ii) the Escrow Agreement.

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to the Shareholders to enter into this Agreement, Buyer hereby represents and warrants to the Shareholders as of the date hereof, and as of the Closing Date, as set forth below:

Corporate Status and Authority.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of Indiana.  Buyer has full corporate right, power and authority, without the consent of any other Person, to execute and deliver this Agreement and the agreements contemplated hereby, to perform its obligations hereunder and to consummate the transactions contemplated hereby and thereby.  All corporate and other acts or proceedings required to be taken by Buyer to authorize the execution, delivery and performance of this Agreement and the agreements contemplated hereby and all transactions contemplated hereby and thereby have been duly and properly taken.

Validity.  This Agreement has been, and the agreements and other documents to be delivered at Closing will be, duly executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

Violations and Approvals.  The execution and delivery of this Agreement and the agreements contemplated hereby, the performance by the Buyer of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby will not (with notice, the passage of time or both) result in the creation of any lien, charge or encumbrance or the acceleration of any indebtedness or other obligation of Buyer and are not prohibited by, do not violate or conflict with any provision of, and do not and will not (with notice, the passage of time or both) result in a default under or a breach of (i) the charter or bylaws of Buyer, (ii) any contract, agreement, permit, license or other instrument to which Buyer is a party or by which it is bound, (iii) any order, writ, injunction, decree or judgment of any court or governmental agency applicable to Buyer, or (iv) any law, statute, ordinance, rule or regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is binding upon, enforceable against or applicable to Buyer, except for antitrust filings under the HSR Act or any applicable foreign jurisdictions, compliance with applicable requirements of the Securities Act and compliance with any applicable foreign or state securities or “blue sky” laws.

Buyer Common Stock.  The Shares of Buyer Common Stock to be issued pursuant to Article II hereof have been duly authorized and when issued and delivered in accordance with the terms of this Agreement will be fully paid and non-assessable and the issuance thereof is not subject to any pre-emptive or similar right.

Buyer SEC Reports; Financial Statements.  The filings required to be made by the Buyer under the Securities Act and the Exchange Act have been filed with the SEC and complied, as of their respective dates, in all material respects with all applicable requirements of the appropriate statutes and the rules and regulations thereunder.  As of their respective dates, none of the Buyer SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.  The audited consolidated financial statements and unaudited interim financial statements of the Buyer included in the Buyer SEC Reports have been prepared in accordance with GAAP applied on a consistent basis during the period involved (except as may be stated in the notes thereto) and fairly present the financial position and the results of operations and cash flows of the Buyer and its Subsidiaries as of the times and for the periods referred to therein, subject, in the case of unaudited interim financial statements, to normal, recurring audit adjustments.

4.6                                                         Subsequent Events.  Since the date of filing of the Buyer SEC Reports, no event has occurred or failed to occur and no action has been taken or failed to be taken by the Buyer regarding the Buyer, the Buyer’s assets, its current business operations or its future business prospects which, taken as a whole, has had or is likely in the future to have a Material Adverse Effect on the Buyer or the Buyer’s assets, its current business operations or its future business prospects.

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

As a material inducement to the Buyer to enter into this Agreement, the Shareholders hereby jointly and severally represent and warrant to the Buyer as of the date hereof and as of the Closing Date, as set forth below; provided, however, that each Shareholder makes the representations and warranties contained in Sections 5.2(b), 5.3 and 5.6 only as to himself and the Corporation and its Subsidiaries (if applicable) and not as to any other Shareholder.

Corporate Status.  The Corporation and each of its Subsidiaries is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of the state of its incorporation, which is identified on Section 5.1 of the Disclosure Schedule,  and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted.  The Corporation and each Subsidiary is legally qualified to transact business as a foreign corporation and is in good standing in each jurisdiction listed on Section 5.1 of the Disclosure Schedule and is qualified and in good standing in all other jurisdictions where the nature of its properties and the conduct of its business requires such qualification.  There is no pending or, to the Knowledge of the Shareholders and the Corporation, threatened proceeding for the merger, consolidation, dissolution, liquidation, insolvency or rehabilitation of the Corporation or any of its Subsidiaries.

Authority.  (a) The Corporation has the full corporate right, power and authority to execute and deliver this Agreement and the agreements contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby and has taken all action necessary to authorize the execution and delivery of this Agreement and the agreements contemplated hereby and the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.  (b) Each of the Shareholders is an individual with the requisite competence and authority to execute and deliver this Agreement and the agreements contemplated hereby and to perform his obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

Validity.  This Agreement has been and the agreements and other documents to be delivered at Closing will be, duly executed and delivered by each of the Shareholders and the Corporation, and constitute the legal, valid and binding obligation of each of them, enforceable in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, whether such enforceability is considered in a proceeding at law or in equity.

Violations and Approvals.  The execution and delivery of this Agreement and the agreements contemplated hereby by the Shareholders and the Corporation, the performance by the Shareholders and the Corporation of their respective obligations hereunder and thereunder, and the consummation by them of the transactions contemplated hereby and thereby will not (with notice, the passage of time, or both) (i) contravene any provision of the charter or bylaws of the Corporation, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Shareholders or the Corporation or its Subsidiaries, (iii) except as set forth in Section 5.4 of the Disclosure Schedule, conflict with, result in any breach of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any contract, agreement, permit, license or other instrument which is applicable to, binding upon or enforceable against the Shareholders or the Corporation or any of its Subsidiaries, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of the Corporation or its Subsidiaries, or (v) except as set forth in Section 5.4 of the Disclosure Schedule, require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person.

Capitalization.  Section 5.5 of the Disclosure Schedule sets forth, with respect to the Corporation, (a) the number of authorized shares of each class of its capital stock, (b) the number of issued and outstanding shares of each class of its capital stock, and (c) the number of shares of each class of its capital stock which are held in treasury.  All of the issued and outstanding shares of capital stock of the Corporation (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal.  No preemptive rights or rights of first refusal exist with respect to the shares of capital stock of the Corporation and, no such rights will arise by virtue of or in connection with the transactions contemplated hereby.  There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require the Corporation to issue or sell any shares of its capital stock (or securities convertible into or exchangeable for shares of its capital stock).  There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Corporation.  The Corporation is not obligated to redeem or otherwise acquire any of its outstanding shares of capital stock.

Stock Ownership.  Each Shareholder is the sole record and beneficial holder of all issued and outstanding shares of capital stock of the Corporation designated next to such Shareholder’s name on Section 5.6 of the Disclosure Schedule.  Each Shareholder owns such shares free and clear of all Liens and Restrictions and such shares in the aggregate represent all of the issued and outstanding capital stock of the Corporation.  The stock ledger of the Corporation, as attached to Section 5.6 of the Disclosure Schedule, accurately sets forth the current issued and outstanding shares of the capital stock of the Corporation.

Records of the Companies.  The copies of the charter and bylaws of the Corporation attached to Section 5.7(a) of the Disclosure Schedule are true, accurate and complete and reflect all amendments made through the date of this Agreement.  The books and records of the Corporation and its Subsidiaries fully and accurately reflect all of their transactions, properties, assets and liabilities in all material respects.  Section 5.7(b) of the Disclosure Schedule lists each account of the Corporation and its Subsidiaries now existing with any bank, broker, or other depository institution, and the names of all persons authorized to withdraw funds from each such account.

Subsidiaries and Joint Ventures.

Subsidiaries.  Section 5.8(a) of the Disclosure Schedule sets forth each Subsidiary of the Corporation and sets forth, with respect to each Subsidiary, (a) the number of authorized shares of each class of its capital stock, (b) the number of issued and outstanding shares of each class of its capital stock, and (c) the number of shares of each class of its capital stock which are held in treasury.  Section 5.8(a) of the Disclosure Schedule sets forth the holders of all issued and outstanding securities of each Subsidiary including a description of the securities held by such Persons.  The equity interests of Subsidiaries of the Corporation held by the Corporation and any of its Subsidiaries are owned free and clear of any Lien or Restriction.  All of the issued and outstanding shares of capital stock and other equity interests of each Subsidiary (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal.  No preemptive rights or rights of first refusal exist with respect to the equity interests of any Subsidiary and, no such rights will arise by virtue of or in connection with the transactions contemplated hereby.  There are no outstanding or authorized rights, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require any Subsidiary to issue or sell any of its equity interests (or securities convertible into or exchangeable for its equity interests).  There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to any Subsidiary.  No Subsidiary is obligated to redeem or otherwise acquire any of its outstanding equity interests.

Joint Ventures.  The ownership of each Joint Venture is as set forth on Section 5.8(b) of the Disclosure Schedule, including (i) name of each equityholder, (ii) type and number of securities issued to such equityholders and (iii) percentage interest in the Joint Venture of each such equityholder.  All of the issued and outstanding securities of each Joint Venture have been duly authorized and validly issued, are fully paid and nonassessable and, to the Knowledge of the Shareholders and the Corporation have been issued in compliance with all applicable securities laws.  The equity interests in each Joint Venture held by the Corporation or any of its Subsidiaries are held of record by the Corporation or such Subsidiary and are and will be at Closing free and clear of all Liens (including Permitted Liens).  Except as set forth in Section 5.8(b) of the Disclosure Schedule or the joint venture agreements among the Corporation, any of its Subsidiaries and any other Person (the “Joint Venture Agreements”), (i) the Corporation’s and, if applicable, its Subsidiary’s equity interests in the Joint Ventures are not subject to any agreement, restriction on transfer, or any limitation on voting, voting trust, stockholders agreement, proxies or other understandings with respect to the voting of such equity interests, (ii) no party has a right of first refusal, right to purchase or compel the sale of any such equity interests, right to put any equity interests held by such third party to the Corporation or one of its Subsidiaries or to the Joint Venture, and (iii) none of the Corporation or any of its Subsidiaries has any material liability relating thereto, other than the value of its investment in such Joint Venture.  Except as set forth on Section 5.8(b) of the Disclosure Schedule, neither the Corporation nor any of its Subsidiaries has any obligation to make or contribute additional capital or assets to any Joint Venture.  Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Joint Venture Agreement, or to the Knowledge of the Corporation or any of the Shareholders, of any agreement, contract lease, license, instrument, or other arrangement to which Joint Venture is a party.

Financial Statements.

Attached to Section 5.9(a) of the Disclosure Schedule is a true and correct copy of the audited consolidated financial statements of the Corporation and its Subsidiaries as of September 30, 2005 and September 30, 2006 and for the one year periods ended on September 30, 2004, 2005 and 2006 including the notes thereto (the “Audited Financial Statements”).  Attached to Section 5.9 of the Disclosure Schedule is the unaudited consolidated balance sheet and income statement of the Corporation and its Subsidiaries as of and for the period ending August 31, 2007 (the “Interim Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements (including the notes thereto) fairly present, in all material respects, the financial position of the Corporation and its Subsidiaries at each of the balance sheet dates and the results of operations and cash flows for each of the periods covered thereby, and, except as set forth on Section 5.9(a) of the Disclosure Schedule, have been prepared in accordance with GAAP consistently applied throughout the periods indicated, except with respect to the Interim Financial Statements insofar as it does not reflect normal, recurring year-end adjustments and does not contain footnote disclosures.  Except as set forth in Section 5.9(a) of the Disclosure Schedule, there are no extraordinary (as provided under GAAP) items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto.

All of the Receivables of the Corporation and its Subsidiaries represent a sale made in a bona fide transaction in the ordinary course of business, have been accounted for in a manner consistent with the Corporation’s historical practices and the Corporation and its Subsidiaries have performed their obligations to produce the goods or perform the services to which such receivable relates.

All inventory of the Corporation and its Subsidiaries, including spare parts inventories, (i) was acquired in the ordinary course of business consistent with past practice and, (ii) is, in all material respects, of a quality, quantity and condition useable or saleable in the ordinary course of business with the Corporation or such Subsidiaries normal inventory turnover experience, and is valued in accordance with GAAP.  None of the Corporation or its Subsidiaries has any material liability with respect to the return or repurchase of any goods in the possession of any customer.

Changes Since September 30, 2006.  Except as set forth on Section 5.10 of the Disclosure Schedule, since September 30, 2006, (i) neither the Corporation nor any of its Subsidiaries has suffered a Material Adverse Effect, (ii) the Corporation and its Subsidiaries have conducted their businesses in the ordinary course consistent with past practice, and (iii) neither the Corporation nor any of its Subsidiaries has taken any action that, if taken after the date hereof, would constitute a violation of Sections 6.1(d), (e), (l), (m) or (n).

Liabilities.  Neither the Corporation nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), whether or not any such liability or obligation would have been required by GAAP to be set forth on a balance sheet of the Corporation or any of its Subsidiaries or in the notes thereto, other than (a) liabilities or obligations set forth on the Audited Financial Statements as of September 30, 2006 or liabilities or obligations reflected in the unaudited consolidated balance sheet of the Corporation and its Subsidiaries as of the date of the Interim Financial Statements, (b) liabilities or obligations specifically required to be incurred by the Corporation or any of its Subsidiaries pursuant to this Agreement, (c) liabilities or obligations incurred since the date of the Interim Financial Statements in the ordinary course of business (which are not material, individually or in the aggregate) consistent with past practice, (d) liabilities or obligations for the purchase of inventory, equipment, goods or services in the ordinary course of business (which are not material, individually or in the aggregate) consistent with past practice, (e) liabilities or obligations for the purchase of equipment as reflected in the capital expenditure budget of the Corporation attached to Section 5.11 of the Disclosure Schedule, and (f) those disclosed on Section 5.11(a) of the Disclosure Schedule.  Section 5.11(b) of the Disclosure Schedule contains a complete and accurate description (including the name of the lender, amount outstanding and any related security interests), subject to ordinary and normal month end financial statement adjustments which are not material, of all indebtedness for borrowed money of the Corporation and its Subsidiaries, whether owed to a bank or any other Person, including capitalized leases, guarantees of indebtedness and any prepayment penalties that may arise with respect to the repayment thereof as of September 30, 2007 (collectively, “Corporation Debt”).

Litigation.  Except as listed on Section 5.12 of the Disclosure Schedule, there is no, and since September 30, 2006 there has not been, any action, suit, or other legal or administrative proceeding or governmental investigation pending, or to the Knowledge of the Shareholders or the Corporation, threatened, anticipated or contemplated (i) against, by or affecting the Corporation or any of its Subsidiaries, or any of their properties or assets, in excess of the Litigation Materiality Threshold or where injunctive relief is being sought as a remedy, or (ii) which questions the validity or enforceability of this Agreement, or the transactions contemplated hereby, and, to the Knowledge of the Shareholders or the Corporation, there is no reasonable basis for any of the foregoing.  There are no outstanding orders, decrees or stipulations issued by any Governmental Authority applicable to the Corporation or any of its Subsidiaries.

Environmental Matters.

The Shareholders and the Corporation represent and Buyer acknowledges that the Corporation has, for extended periods of time, owned and operated scrap yards and metal recycling facilities at the Owned Properties and Leased Premises, which activities and processes represent a substantial portion of the on-going value of the business being acquired by Buyer and which Buyer intends to continue to operate. These activities and processes involve the routine handling of Materials of Environmental Concern normally associated with scrap yards and metal recycling facilities, including, without limitation, petroleum products, solvents, antifreeze, heavy metals and other substances associated with such activities and processes.

Except as set forth on Section 5.13(b) of the Disclosure Schedule, each of the Corporation, its Subsidiaries and, to the Knowledge of the Shareholders and the Corporation, Joint Ventures has previously and is currently complying in all material respects, with all obligations under all Environmental Laws in connection with the operation of their respective businesses and occupancy of the Facilities.  Except as set forth on Section 5.13(b) of the Disclosure Schedule, none of the Corporation, its Subsidiaries, the Shareholders or, to the Knowledge of the Shareholders and the Corporation, the Joint Ventures have received any outstanding or unresolved written notices alleging any non-compliance with or any liability pursuant to any Environmental Laws or with respect to any Materials of Environmental Concern.

Except as set forth on Section 5.13(c) of the Disclosure Schedule, no action, suit, claim, demand, proceeding, investigation, threat, complaint, arbitration or charge (i) alleging the failure to comply with, or a violation of, any Environmental Laws, (ii) requesting or mandating investigation, remediation or cleanup, or (iii) alleging release or disposal of Materials of Environmental Concern at the Facilities or at any off site location (collectively, hereinafter defined as an “Environmental Claim”) has been made or, to the Knowledge of Shareholders or the Corporation,  threatened and neither the Corporation nor any of its Subsidiaries has received any notice alleging an Environmental Claim which has not heretofore been fully and finally resolved, subject to no further right of appeal and for which no further action is required.

Except as set forth on Section 5.13(d)(i) of the Disclosure Schedule, no Materials of Environmental Concern have ever been used, generated, treated, stored, released or disposed of at any Facility, except in compliance with then existing Environmental Laws and except as does not result in any material damage to person or property.  Except in compliance with Environmental Laws and except as set forth on Section 5.13(d)(ii) of the Disclosure Schedule, no underground storage tanks, as defined in RCRA or under applicable state law, are present at any Facility or are operated by the Corporation or its Subsidiaries at any Facility, and, to the Knowledge of the Shareholders or the Corporation, no such tanks were previously abandoned or removed except in compliance with then existing Environmental Laws.

Except as set forth on Section 5.13(e) of the Disclosure Schedule, the Corporation and its Subsidiaries and, to the Knowledge of Shareholders and the Corporation, Joint Ventures do not have any material liability or unfulfilled obligation, whether fixed, unliquidated, absolute, contingent or otherwise, under any Environmental Laws or with respect to any Materials of Environmental Concern, including any material liability, responsibility or obligation for fines or penalties, or for investigation, expense, removal, or remedial action to effect compliance with or discharge any duty, obligation or claim under any such laws or regulations and, to the Knowledge of the Shareholders and the Corporation, there is no basis for any such liability or obligation.  Except as set forth in Section 5.13(a) and Section 5.13(e)(ii) of the Disclosure Schedule, (i) there has not been and is not occurring at any Facility, or any location currently used by the Corporation, its Subsidiaries or, to the Knowledge of the Shareholders or the Corporation, any of their predecessors, or (ii) to the Knowledge of the Shareholders or the Corporation, to which the Corporation or any of its Subsidiaries or their predecessors ever sent any materials, any release or threatened release, as those terms are defined in CERCLA, of any Materials of Environmental Concern.  Except as identified in Section 5.13(e)(ii) of the Disclosure Schedule, neither the Corporation nor any of its Subsidiaries has ever applied or disposed, transported or arranged for the transportation or disposal of any Materials of Environmental Concern, in any manner which presently forms the basis for any present or future claim, demand or action seeking investigation, removal, remedial action or expense at any facility, site, location or body of water, surface or subsurface.  Except as identified in Section 5.13(e)(iii) of the Disclosure Schedule, neither the Corporation nor any of its Subsidiaries has received notice that the Corporation or any of its Subsidiaries has sent, arranged for disposal or treatment, arranged with a transporter for transport for disposal or treatment, transported, or accepted for transport any Materials of Environmental Concern, to a facility, site or location, which, pursuant to CERCLA or any similar state or local law, (i) has been placed or has been publicly proposed by authorities having jurisdiction to be placed, on the National Priorities List or its state equivalent, or (ii) which is subject to a claim, administrative order or other request to take removal or remedial action by any person having jurisdiction and authority in the matter.

Section 5.13 of the Disclosure Schedule identifies all environmental audits or assessments or occupational health studies undertaken by or on behalf of the Corporation or any of its Subsidiaries or, to the Knowledge of the Shareholders and the Corporation, other Persons with respect to any Facility or the business of the Corporation and its Subsidiaries, in the past five years, copies of which have been provided to the Buyer.

Facilities (Owned Properties and Leased Premises).

Title to Owned Properties.  All of the real property owned in fee by the Corporation and/or its Subsidiaries (the “Owned Properties”) are listed or described by common address and related title commitment number on Section 5.14(a)(i) of the Disclosure Schedule.  Title to the Owned Properties is, and at Closing shall be, good and marketable, fee simple absolute, held in the name of the Corporation or one of its Subsidiaries, free of all Liens and encumbrances (collectively, “Encumbrances”), excepting only the Permitted Encumbrances.  The Permitted Encumbrances are presented on Section 5.14(a)(ii) of the Disclosure Schedule in a manner so that the Owned Properties to which they relate is readily identifiable.  At Closing, title to the Owned Properties shall be insurable by LandAmerica or Lawyers Title Insurance Corporation pursuant to an ALTA Form 2006 owner’s form of policy or other form reasonably acceptable to Buyer, free of all exceptions, except the Permitted Encumbrances.  Except as set forth on Section 5.14(a)(iii) of the Disclosure Schedule, other than the Corporation or any Subsidiary thereof, no Person will be leasing, using or occupying, under a claim of legal right, any portion of land, property, structures, fixtures or Improvements covered by the Owned Properties or any part of any thereof as of the Closing Date.

[Intentionally Deleted]

Leased Premises.

Section 5.14.(c)(i) of the Disclosure Schedule lists each real property lease (“Lease”) to which the Corporation or one of its Subsidiaries is a tenant and lists the names of the parties thereto, the expiration dates of the current term, and the annual base rent.  Accurate and complete copies of each Lease have been delivered to Buyer.

Each Lease is, and at Closing shall be, legal, valid and binding and in full force and effect and, except as provided in a landlord waiver or estoppel letter provided to Buyer at or prior to Closing, if any, has not now and will not at closing have been assigned, modified, supplemented or amended.  The Corporation and/or its Subsidiaries have performed all of the obligations required to be performed by it under the Leases.  Neither the Corporation nor any Subsidiary thereof nor, to the Knowledge of the Shareholders and the Corporation, the landlord or sublandlord under any Lease, is in default under any of the Leases, and to the Knowledge of Shareholders and the Corporation, no circumstances or state of facts presently exists which, with the giving of notice or passage of time, or both, would constitute a default under any Lease or would permit the landlord or sublandlord under any Lease to terminate any Lease.

Except as set forth on Section 5.14(c)(iii) of the Disclosure Schedule, other than the Corporation or any Subsidiary thereof, no Person will be subleasing, using or occupying, under a claim of legal right, any portion of the Leased Premises covered by the Leases as of the Closing Date.

The Corporation and/or its Subsidiaries have the right to quiet enjoyment of each parcel of the premises subject to each Lease (the “Leased Premises”) as provided in each Lease for the full term of the applicable Lease (and any renewal option related thereto) after consummation of the transactions contemplated hereby.  There are no contracts or agreements other than the Leases that affect or pertain to the Corporation’s and/or its Subsidiary’s quiet enjoyment of each parcel of Leased Premises.

No written notice has been received by the Corporation or any Subsidiary indicating the desire or intention of any other party to a Lease to amend, modify, rescind or terminate the same.

Zoning.  The classification of the Real Property (which shall mean the Leased Premises and the Owned Properties (collectively, the “Real Property”)) under applicable zoning laws, ordinances and regulations permits the present use and occupancy of all Real Property by the Corporation or the Subsidiaries and permits the Improvements (as hereinafter defined) located thereon as currently constructed, used and occupied.  To the Knowledge of the Shareholders and the Corporation, there are no pending or threatened actions or proceedings which could result in a modification or termination of such zoning and other land use requirements of a Governmental Authority which would affect the continued right of the Corporation and its Subsidiaries to use and occupy the Real Property and Improvements in a manner consistent with historical practices and in the ordinary course of business.

Utility Services.  The water, electric, gas and sewer utility services and any septic tank and storm drainage facilities currently servicing the Real Property are adequate for the present use of the Real Property by the Corporation and its Subsidiaries in conducting the business operations thereon. To the Knowledge of the Shareholders and the Corporation, there is no condition which will result in the termination of the present access from the Real Property to such utility services and such other facilities described above.

Access.  The Corporation has obtained all Permits and rights-of-way which are necessary to ensure vehicular and pedestrian ingress and egress to and from the Owned Properties.  Except with respect to any matters specifically established by the Permitted Encumbrances, there are, to the Knowledge of the Shareholders and the Corporation, no restrictions on entrance to or exit from the Real Property to adjacent public streets and no conditions which will result in the termination of the present access from the Real Property to existing highways and roads.

Eminent Domain.  Neither the Corporation nor any of its Subsidiaries has received any notices that any Governmental Authority having the power of eminent domain over the Real Property has commenced to exercise the power of eminent domain with respect to all or any part of the Real Property.

Improvements.  All buildings, structures, fixtures, building systems and all components thereof (collectively, the “Improvements”) located on the Real Property have been maintained in accordance with the Corporation’s standard maintenance policies in the ordinary course of business and are sufficient for the business operations as currently conducted thereon.  All mechanical and other systems located in the Improvements have been maintained in accordance with the Corporation’s standard maintenance policies in the ordinary course of business, and are sufficient for the business operations as presently conducted.

Public Improvements.  No assessment for public improvements has been made against the Real Property which is currently due and payable and remains unpaid.

All Real Property.  Except as set forth on Section 5.14(j) of the Disclosure Schedule, the Real Property comprises all of the real property used by the Corporation in its presently conducted business operations; and neither the Corporation nor any of its Subsidiaries is a party to any agreement or option to purchase or lease any real property or interest therein, except as set forth on Section 5.14(j) of the Disclosure Schedule.

Proceedings.  With respect to the Real Property, (i) except as set forth on Section 5.14(k)(i) of the Disclosure Schedule, no portion thereof is subject to any pending or, to the Knowledge of the Shareholders and the Corporation, threatened fire, health, safety, building, environmental, hazardous substances, pollution control, zoning or other land use regulatory proceedings or proceeding by any Governmental Authority, and(ii) neither the Corporation nor any of its Subsidiaries has received any notice of a violation or claimed violation of any Law affecting the Real Property.

Damage.  No portion of the Real Property that is material to the operation of the business of the Corporation and its Subsidiaries has suffered any damage by fire or other casualty which (i) has not heretofore been repaired; or, (ii) (A) for which repairs have commenced and are being diligently pursued, and (B) for which the Corporation or the Subsidiaries have adequate insurance coverage to complete such repairs.

Landlord Leases.  Section 5.14(m) of the Disclosure Schedule describes each real property leased by the Corporation or one of its Subsidiaries to a third party tenant by listing the name of the parties thereto, a brief description of the leased premises, the expiration dates of the current term, and the annual rental (the “Landlord Leases”).

Shareholders Premises.  Section 5.14(n) of the Disclosure Schedule described those real properties owned or controlled by the Shareholders, or entities owned or controlled by the Shareholders (the “Shareholder Premises”), now leased to the

Corporation or one of its Subsidiaries.  For purposes of the representations and warranties contained herein, the Shareholder Premises shall be deemed “Owned Properties”.

Assets.

Except as set forth on Section 5.15 of the Disclosure Schedule and Permitted Liens, the Corporation or one of its Subsidiaries has good title to all of its Assets, free and clear of any Liens or restrictions on use.

The Fixed Assets currently in use in the business of the Corporation and its Subsidiaries have been maintained in the ordinary course of business and are sufficient for the business operations as presently conducted.

The Assets and Facilities constitute, in the aggregate, all of the assets and properties used in the conduct of the business of the Corporation and its Subsidiaries as currently conducted.

Compliance with Laws.  Except as set forth on Section 5.16 of the Disclosure Schedule, the Corporation and its Subsidiaries are and have been in compliance, in all material respects, with all laws, regulations and orders of federal, state, local and foreign governments (and all agencies thereof) applicable to them, their business, Assets and operations.  Neither the Corporation nor any of its Subsidiaries has been cited, fined or otherwise notified in writing of any past or present failure to comply with any laws, regulations or orders which has not been (i) paid, (ii) cured, (iii) is in the process of being cured and set forth on Section 5.16 of the Disclosure Schedule, or (iv) which is being contested in good faith and set forth on Section 5.16 of the Disclosure Schedule.

Labor and Employment Matters.  The Corporation has provided Buyer with the name and current rate of compensation of all employees of the Corporation and its Subsidiaries with total annual compensation in excess of $200,000.  Except as set forth in Section 5.17 of the Disclosure Schedule:

neither the Corporation nor any of its Subsidiaries is a party to or bound by any Collective Bargaining Agreement or any other agreement with a labor union, and there has been no effort by any labor union during the 24 calendar months prior to the date hereof to organize any employees of the Corporation or any of its Subsidiaries into one or more collective bargaining units;

there is no pending or, to the Knowledge of the Shareholders or the Corporation, threatened labor dispute, strike or work stoppage which affects or which may affect the business of the Corporation and its Subsidiaries or which may interfere with its continued operations;

there are no outstanding arbitration awards, labor grievances, arbitration proceedings or other proceedings under any Collective Bargaining Agreement which are material;

the Corporation and its Subsidiaries have received no written notice of, and the Corporation and its Subsidiaries have committed no material breaches of any Collective Bargaining Agreement;

there are no written or, to the Knowledge of the Shareholders and the Corporation, oral agreements or courses of conduct which modify any Collective Bargaining Agreement; and

no Collective Bargaining Agreement has a remaining term that will terminate in accordance with its terms within twenty-four (24) months of the date hereof.

Except as set forth on Section 5.17 of the Disclosure Schedule, none of the Corporation, its Subsidiaries, nor any agent, representative or employee thereof has committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending or, to the Knowledge of the Shareholders and the Corporation, threatened charge or complaint against the Corporation or any of its Subsidiaries by or with the National Labor Relations Board or any representative thereof in the past 3 years.  There is no employment-related charge, complaint, grievance, investigation, inquiry or obligation of any kind, pending or threatened in any forum relating to an alleged violation or breach by the Corporation or any of its Subsidiaries (or any of their officers or directors) of any law, regulation or contract.  To the Knowledge of the Shareholders and the Corporation, no executive or key employee or group of key employees has any plans to terminate his, her or their employment with the Corporation or any of its Subsidiaries as a result of the transactions contemplated hereby or otherwise.  The Corporation and its Subsidiaries have complied in all material respects with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, and the Americans with Disabilities Act, as amended.  Neither the Corporation nor any of its Subsidiaries has undertaken any action that would require notices to be made under the Worker Adjustment and Retraining Notification Act (the “WARN Act”), and the Corporation and the Subsidiaries are otherwise in compliance with the requirements of, and have no liabilities pursuant to, the WARN Act.

Employee Benefit Plans.

Employee Benefit Plans.  Section 5.18(a) of the Disclosure Schedule contains a complete and accurate list of each employee benefit plan or arrangement of the Corporation and its Subsidiaries, including but not limited to employee pension benefit plans, as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), multiemployer plans, as defined in Section 3(37) of ERISA, employee welfare benefit plans, as defined in Section 3(1) of ERISA, deferred compensation plans, stock option plans, bonus plans, stock purchase plans, change in control, loans, hospitalization, disability, life insurance, and other insurance plans, retiree medical, severance or termination pay plans and policies, whether or not described in Section 3(3) of ERISA, in which current or former employees, their spouses or dependents, of the Corporation or its Subsidiaries participate or for which the Corporation or any Subsidiary contributes or has a liability (“Employee Benefit Plans”)

(in the case of Employee Benefit Plans for which the Corporation or one of the Subsidiaries is the employer sponsor), true and accurate copies of which, together with the most recent annual reports on Form 5500 and all schedules thereto, all favorable determination or opinion letters or other rulings issued by the Internal Revenue Service, all related trust agreements and insurance contracts (if any), the most recent summary plan descriptions, and written summaries of any unwritten arrangements were furnished to the Buyer).  None of the assets of any Employee Benefit Plan is stock of the Corporation or any of its Subsidiaries, or property leased to or jointly owned by the Corporation or any of its Subsidiaries.

Compliance with Law.  With respect to each Employee Benefit Plan for which the Corporation or one of the Subsidiaries is the employer sponsor (i) each has been administered in all material respects in compliance with its terms and with all applicable laws, including, but not limited to, ERISA and the Code; (ii) no actions, suits, claims or disputes are pending, or to the Knowledge of the Shareholders or the Corporation threatened (except for routine claims for benefits); (iii) no audits, inquiries, reviews, proceedings, claims, or demands are pending with any governmental or regulatory agency; (iv) there are no facts of which the Shareholders or the Corporation have Knowledge which could give rise to any material liability; (v) all reports, returns, and similar documents required to be filed with any governmental agency or distributed to any plan participant have been duly or timely filed or distributed; and (vi) no “prohibited transaction” has occurred within the meaning of the applicable provisions of ERISA or the Code with respect to the Corporation or its Subsidiaries; with respect to each other Employee Benefit Plan, neither the Corporation nor any of its Subsidiaries has received written notice of any of the foregoing.  All Employee Benefit Plans and any other employment agreement or arrangement have been operated in compliance with Section 409A of the Internal Revenue Code, such that the Corporation and its Subsidiaries shall be entitled to deduct the cost of such compensation and no excise tax shall be imposed on any employee, contractor, or other service provider.

Qualified Plans.  With respect to each Employee Benefit Plan intended to qualify under Code Section 401(a) or 403(a) and with respect to which the Corporation or a Subsidiary is the employer sponsor, (i) each such plan is qualified under Code Section 401(a) or 403(b), as applicable, and the Internal Revenue Service has issued a favorable determination letter(or, the plan is maintained through adoption of a prototype or similar plan document with respect to which the Internal Revenue Service has issued a favorable notification letter to the prototype sponsor), true and correct copies of which have been furnished to the Buyer, that such plans are qualified and exempt from federal income taxes, all such plans and amendments thereto have been timely adopted and then filed with the Internal Revenue Service for a favorable determination letter within the applicable remedial amendment period (or such period has not yet ended), and such plans have been properly amended to comply with the Economic Growth and Tax Relief Reconciliation Act of 2001; (ii) no such determination letter has been revoked nor has revocation been threatened, nor has any amendment or other action or omission occurred with respect to any such plan since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its costs; (iii) no such plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code; (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred; (v) as of the Closing Date, the present value of all liabilities that would be “benefit liabilities” under Section 4001(a)(16) of ERISA if benefits described in Code Section 411(d)(6)(B) were included will not exceed the then current fair market value of the assets of such plan (determined using the reasonable actuarial assumptions used for the most recent actuarial valuation for such plan); (vi) all contributions to, and payments from and with respect to such plans, which may have been required to be made in accordance with such plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made; and (vii) all such contributions to the plans, and all payments under the plans (except those to be made from a trust qualified under Section 401(a) of the Code) and all payments with respect to the plans (including, without limitation, PBGC and insurance premiums) for any period ending before the Closing Date that are not yet, but will be, required to be made are properly accrued and reflected on the Interim Financial Statements.

Multiemployer Plans.  With respect to any multiemployer plan, as described in Section 4001(a)(3) of ERISA (“MPPA Plan”) (i) all contributions required to be made with respect to employees of the Corporation and its Subsidiaries have been timely paid; (ii) except as set forth in Section 5.18(d) of the Disclosure Schedule, neither the Corporation nor any of its Subsidiaries has incurred, and they will not incur, directly or indirectly, any withdrawal liability under ERISA with respect to any such plan (whether by reason of the transactions contemplated by this Agreement or otherwise); (iii) Section 5.18(d) of the Disclosure Schedule sets forth (A) the withdrawal liability under ERISA with respect to each MPPA Plan as determined by the plan sponsor as of the date specified on Section 5.18(d) of the Disclosure Schedule, (B) the date as of which such amount was calculated, and (C) the method for determining the withdrawal liability; and (iv) except as set forth in Section 5.18(d) of the Disclosure Schedule, neither the Corporation nor any of its Subsidiaries has received written notice that any such plan is insolvent or in reorganization or that an accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such plan.  The hours reported by the Corporation and its Subsidiaries for work performed by their respective employees on any withdrawal liability assessment or estimate are accurate in all material respects.  Anything contained in this Section 5.18 to the contrary notwithstanding, except as specifically set forth in this Section 5.18(d), the Shareholders and the Corporation make no representations or warranties with regard to any MPPA Plan.

Welfare Plans.  (i) Except as set forth on Section 5.18(e) of the Disclosure Schedule, neither the Corporation nor any of its Subsidiaries is obligated under any employee welfare benefit plan as described in Section 3(1) of ERISA (“Welfare Plan”) to provide medical or death benefits with respect to any employee or former employee of the Corporation, its Subsidiaries or any of their predecessors after termination of employment (except as required by Code Section 4980B or Section 601 through 608 of ERISA and only if the cost of such coverage is paid in full by the former employee); (ii) the Corporation and each of its Subsidiaries has complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Welfare Plan that is, or was during any taxable year for which the statute of limitations on the assessment of federal income taxes remains, open, by consent or otherwise, a group health plan within the meaning of Section 5000(b)(1) of the Code; and (iii) there are no reserves, assets, surplus or prepaid premiums under any Welfare Plan which is an Employee Benefit Plan.  The consummation of the transactions contemplated by this Agreement will not entitle any individual to severance pay, and, will not accelerate the time of payment or vesting, or increase the amount of compensation, due to any individual under an Employee Benefit Plan or otherwise.

Controlled Group Liability.  Neither the Corporation nor any entity that would be aggregated with it under Code Section 414(b), (c), (m) or (o):  (i) has ever terminated or withdrawn from an employee benefit plan under circumstances resulting (or that could reasonably be expected to result) in a liability to the Pension Benefit Guaranty Corporation (“PBGC”), the fund by which the employee benefit plan is funded, or any employee or beneficiary for whose benefit the plan is or was maintained (other than routine claims for benefits) which would be a liability of the Corporation or any of its Subsidiaries; (ii) has any assets subject to (or that could reasonably be expected to be subject to) a lien for unpaid contributions to any employee benefit plan which would be a liability of the Corporation or any of its Subsidiaries; (iii) has failed to pay premiums to the PBGC when due which would be a liability of the Corporation or any of its Subsidiaries; (iv) is subject to (or could reasonably be expected to be subject to) an excise tax under Chapter 43 of the Code which would be a liability of the Corporation or any of its Subsidiaries; (v) has engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA which would be a liability of the Corporation or any of its Subsidiaries; or (vi) has violated Code Section 4980B or Section 601 through 608 of ERISA which would be a liability of the Corporation or any of its Subsidiaries.

Other Liabilities.  Except as set forth on Section 5.18(g) of the Disclosure Schedule, (i) none of the Employee Benefit Plans obligates the Corporation or any of its Subsidiaries to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement or as a result of a “change of control” (as such term is defined in Section 280G of the Code) which would be a liability of the Corporation or any of its Subsidiaries; (ii) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements, or accruals for all periods ending prior to or as of the Closing Date shall have been made or properly accrued on the Interim Financial Statements or will be properly accrued on the books and records of the Corporation and its Subsidiaries as of the Closing Date; and (iii) none of the Employee Benefit Plans has any unfunded liabilities which are not reflected on the Interim Financial Statements or the books and records of the Corporation and its Subsidiaries.

Tax Matters.

The Corporation (i) has duly and timely filed or caused to be filed with the appropriate Tax Authorities all Tax Returns of, related to or including the Corporation and each of its Subsidiaries, including, without limitation, with respect to income, assets, payroll or operations, and properly included the items related thereto in such Tax Returns, which Tax Returns are true, correct and complete in all material respects, and (ii) has duly and timely paid or caused to be paid to the appropriate authorities all Taxes that are due and payable on or before the Closing Date by the Corporation and its Subsidiaries, and has properly accrued on its books and records in accordance with GAAP any Tax which is not then due.  Neither the Corporation nor the Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return.  The Shareholders, the Corporation and each of its Subsidiaries have complied with all applicable laws, rules and regulations relating to the reporting, payment, collection and withholding of Taxes and have duly and timely collected or withheld and paid over to the proper Tax Authorities all amounts required to be so collected or withheld and paid over under applicable Laws.  Except as set forth on Section 5.19 of the Disclosure Schedule, all taxable years or periods for the assessment of Taxes are closed either by agreement with the applicable Tax Authority or by operation of the normal statute of limitations for such Tax Returns (without extension).  Section 5.19 of the Disclosure Schedule sets forth a list of each jurisdiction where the Corporation or any of its Subsidiaries files a Tax Return and the type of Tax Return filed.

Except as set forth on Section 5.19 of the Disclosure Schedule, no Tax Authority has asserted any adjustment that would result in additional Tax for which the Corporation or any of its Subsidiaries is or may be liable or with respect to which a Lien may be imposed on any asset or property of the Corporation or any of its Subsidiaries which has not been fully paid or which adjustment, if asserted, would apply to any other period.  No such adjustment is pending or, to the Knowledge of the Corporation, being considered and there is no basis for any such adjustment.

Except as set forth on Section 5.19 of the Disclosure Schedule (1) neither the Corporation nor any of its Subsidiaries is a party to any agreement, contract or arrangement that would result, individually or in the aggregate, in the payment of any amount that would not be deductible by reason of Section 162, 280G or 404 of the Code;  (2) neither the Corporation nor any of its Subsidiaries has any “tax-exempt bond financed property” or “tax-exempt use property” within the meaning of Section 168(g) or (h), respectively, of the Code;  (3) neither the Corporation nor any of its Subsidiaries have entered into any sale-leaseback or leveraged lease transaction;  (4) none of the Assets of the Corporation and its Subsidiaries is required to be treated as being owned by any other Person pursuant to the “safe harbor” leasing provisions of Section 168(f)(8) of the Internal Revenue Code of 1954, as in effect prior to the repeal of said leasing provisions;  (5) neither the Corporation nor any of its Subsidiaries has been included in a consolidated, combined or unitary Tax Return;  (6) neither the Corporation nor any of its Subsidiaries is or ever has been a party to any Tax sharing or Tax allocation agreement, arrangement or understanding;  (7) no Tax Authority has ever asserted that the Corporation or any of its Subsidiaries should file a Tax Return in a jurisdiction where it does not file; and (8) neither the Corporation nor any of its Subsidiaries has outstanding any power of attorney, closing agreement or other instrument authorizing another Person to act on its behalf in connection with any Tax matter.

Except as set forth on Section 5.19 of the Disclosure Schedule, neither the Corporation nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date; (iii) installment sale or open transaction disposition made on or prior to the Closing Date; or (iv) prepaid amount received on or prior to the Closing Date.

The Corporation is and has been a S corporation (or its equivalent), and each of its Subsidiaries that is a corporation is and has been a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code,  for federal, state and, where applicable, local income and franchise Tax purposes since October 1, 2001, or the date of its incorporation, if later, through and including the Closing Date.  Except as set forth on Section 5.19 of the Disclosure Schedule, neither the Corporation nor any of its Subsidiaries has, since October 1, 2001, acquired assets from another corporation in a transaction in which the Corporation’s or Subsidiaries’ Tax basis for the acquired assets was determined, in whole or in part, by reference to the Tax basis of the acquired assets in the hands of the transferor, or acquired the stock of a corporation which is a “qualified subchapter S subsidiary” within the meaning of Section 1361(b)(3) of the Code.

Except to the extent attributable to the transactions contemplated by this Agreement, neither the Corporation nor any of its Subsidiaries will incur any liability for Taxes from the date of this Agreement through the Closing Date other than in the ordinary course of business and consistent with past practice.

The Corporation has delivered to Buyer correct and complete copies of all federal and state income and franchise Tax Returns filed by the Corporation and its Subsidiaries, and examination reports and statements of deficiencies assessed against or agreed to by the Corporation and its Subsidiaries since January 1, 2004.

Insurance.  Section 5.20 of the Disclosure Schedule sets forth a description of each insurance policy covering the Assets, rights, business equipment, properties, operations, employees, consultants and directors of the Corporation and its Subsidiaries, including the name of the insurer, policy number, policy limits and expiration dates (copies of which, including all amendments and riders, have been provided to the Buyer (the “Insurance Policies”).  Such Insurance Policies are in full force and effect, all premiums due thereon have been paid and neither the Corporation nor any Subsidiary is in breach or default and, to the Knowledge of the Shareholders and the Corporation, no event has occurred that with notice or the lapse of time, would constitute a breach or default thereunder.  As of the Closing, each of the Insurance Policies will be in full force and effect.  Except as set forth in Section 5.20 of the Disclosure Schedule, none of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement.  The Corporation and each of its Subsidiaries has complied with all provisions of such Insurance Policies, has not received any notice or other communication from any insurance company canceling or materially amending any Insurance Policy and, to the Knowledge of the Shareholders, no such cancellation or amendment is threatened. Except as set forth in Section 5.20 of the Disclosure Schedule, during the past three (3) years there have been no claims made (including pending claims) under any of the Insurance Policies where the amounts paid or expected to be paid or reserved against exceed $1,000,000.  To the Knowledge of the Shareholders and the Corporation, neither the Corporation nor any of its Subsidiaries has failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.

Licenses and Permits.  The Corporation and each of its Subsidiaries possess all material licenses and governmental or official approvals, permits or authorizations (collectively, the “Permits”) required for their businesses and operations as currently conducted, including with respect to the operation of each of the Facilities.  Section 5.21 of the Disclosure Schedule contains a complete and accurate list of all material Permits.  All Permits are valid and in full force and effect, the Corporation and each of its Subsidiaries are in compliance, in all material respects, with the respective requirements thereof.  Except as set forth in Section 5.21 of the Disclosure Schedule, no proceeding is pending or, to the Knowledge of the Shareholders or the Corporation, threatened to revoke or amend any such Permits.  None of such Permits is or will be impaired or in any way materially affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

Affiliated Transactions.  Except as set forth in Section 5.22 of the Disclosure Schedule, none of the Shareholders or their Affiliates or family members has any direct or indirect interest in any customer, supplier or competitor of the Corporation or any of its Subsidiaries, or in any person from whom or to whom the Corporation or any of its Subsidiaries leases real or personal property (other than ownership of less than 5% of a publicly-traded company).  Except as set forth in Section 5.22 of the Disclosure Schedule, none of the Shareholders, their Affiliates or family members, or the Corporation’s and its Subsidiaries’ officers, employees or shareholders has been involved in any business arrangement or relationship with the Corporation or any of its Subsidiaries within the past 24 months, and none of Shareholders, their Affiliates or family members or the Corporation’s and its Subsidiaries’ officers, employees and shareholders owns any asset, tangible or intangible, that is used in the business of the Corporation and its Subsidiaries (the “Affiliated Transactions”).  The Leases between the Corporation or any of its Subsidiaries and any Shareholder, their Affiliates or family members are separately identified on Section 5.22 of the Disclosure Schedule (the “Affiliate Leases”).

Material Contracts.  Section 5.23 of the Disclosure Schedule sets forth an accurate, correct and complete list of all contracts, instruments, commitments, agreements, arrangements and understandings (whether written or oral) including all amendments and supplements thereto, to which the Corporation or any of its Subsidiaries is a party or is bound, or by which any of the assets of the Corporation or any of its Subsidiaries are subject or bound, which are (A) not able to be terminated by the Corporation on not more than 60 days advance notice and which involve total payments to or by the Corporation of $2,000,000 or more within any 12 month period, or (B) which otherwise involve any of the following types of contracts (the items in (A) and (B) being collectively referred to herein as the “Material Contracts”):

all raw material supply contracts (exclusive of scrap metal supply contracts) and any other purchase orders, agreements or contracts for the purchase of any materials or services (including utilities) involving an amount in excess of $1,000,000;

any sales, license, service or distribution agreements and contracts, open purchase orders or similar commitments providing for sales of products (exclusive of scrap metal products and secondary aluminum alloys) in an amount in excess of $1,000,000 annually;

all Leases and all other leases, agreements, contracts and other instruments affecting the Facilities under which the aggregate potential payments under any such lease, agreement, contract and other instrument in any 12 month period are greater than $2,000,000;

(i) all employment contracts for employees with annual base pay of $100,000 or more that are not cancellable by the Corporation or its Subsidiaries on not more than 60 days notice without liability to the Corporation or its Subsidiaries, (ii) all Collective Bargaining Agreements and (iii) any contracts with employees containing severance obligations in excess of one year’s base salary not otherwise disclosed in Sections 5.17 or 5.18(a) of the Disclosure Schedule;

all machinery leases, equipment leases and other personal property leases, (excluding master leases disclosed in Section 5.23(e) of the Disclosure Schedule), involving payment obligations in any 12 month period in excess of $2,000,000;

all material licenses, agreements, contracts and other instruments relating to the Intellectual Property or Software (other than COTS Software);

all agreements and contracts containing “take or pay” provisions involving consideration in excess of $200,000;

all powers of attorney executed on behalf of the Corporation or any of its Subsidiaries;

all agreements and contracts for insurance not otherwise disclosed in Section 5.20 of the Disclosure Schedule);

all agreements and contracts with state, federal, local, regulatory or other governmental entities that are not cancellable by the Corporation or its Subsidiaries on not more than 60 days advance notice and which involve payment obligations in any 12 month period of more than $2,000,000 ;

all agreements and contracts not to compete or otherwise restricting activities of the Corporation or its Subsidiaries;

all agreements and contracts containing a provision requiring the Corporation or its Subsidiaries to indemnify any party for other than the acts or omissions of the Corporation or its Subsidiaries or their respective employees and agents or to assume any tax, environmental or other liability of a third party;

any agreement concerning a partnership or joint venture not otherwise disclosed in Section 5.8(b) of the Disclosure Schedule;

any agreement (or group of related agreements) under which the Corporation or any of its Subsidiaries has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, or under which it has incurred a Lien on any of its assets, tangible or intangible;

any agreement between the Corporation or any of its Subsidiaries and any of the Shareholders or their Affiliates or family members not otherwise disclosed in Section 5.22 of the Disclosure Schedule;

any agreement under which the Corporation or any of its Subsidiaries has advanced or loaned any amount to any of its directors, officers or employees (outside the ordinary course of business);

any agreement, whether or not fully performed, relating to (i) any acquisition or disposition of any capital stock of, or any material portion of the assets of, the Corporation or any Subsidiary or the acquisition or disposition of any division or line of business of the Corporation or any Subsidiary, or, (ii) any acquisition or disposition of real property assets, or (iii) the acquisition of any target entity, each of which occurred within the 24 month period prior to the date of this Agreement and the aggregate consideration to be paid or received by the Corporation or any Subsidiary exceeded $5,000,000 or which involves ongoing obligations; and, any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers and employers not otherwise disclosed in Section 5.18(a) of the Disclosure Schedule.

All Material Contracts are valid, binding and enforceable against the Corporation or one or more of its Subsidiaries, as the case may be, and to the Knowledge of the Shareholders and the Corporation, the other parties thereto in accordance with their terms and are in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity, and neither the Corporation, its Subsidiaries, nor, to the Knowledge of the Shareholders or the Corporation, any other party to any Material Contract is in material breach of, violation of, or default under the terms of any such Material Contract.  Except as set forth on Section 5.23 of the Disclosure Schedule, no event has occurred which with notice or passage of time or both would result in a material breach of, violation of, or in default under, the terms of any Material Contract.  Except as set forth in Section 5.23 of the Disclosure Schedule, none of the rights of the Corporation or its Subsidiaries under any Material Contract will be impaired by the consummation of the transactions contemplated by this Agreement, and all of such rights will be enforceable by the Corporation or one of its Subsidiaries, as the case may be, after the Closing Date without the consent or agreement of any other party, including all rights to renew the applicable Material

Contract.  Except as set forth below, the Shareholders have delivered accurate, correct and complete copies of each Material Contract (as amended to date) to Buyer.

Intellectual Property.  Section 5.24 of the Disclosure Schedule sets forth an accurate and complete list of all patents, registered Intellectual Property and other material items of Intellectual Property owned, licensed or used by the Corporation or any of its Subsidiaries.  Except as set forth in Section 5.24 of the Disclosure Schedule, (i) none of the Intellectual Property or products or methods of the business of the Corporation and its Subsidiaries interferes with, infringes upon, conflicts with or otherwise violates the rights of others and, to the Knowledge of the Shareholders or the Corporation, the Intellectual Real Property is not being interfered with or infringed upon by others, and none of the Intellectual Property is subject to any outstanding order, decree or judgment; (ii) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property or products or methods of the business of the Corporation and its Subsidiaries; and, (iii) neither the Corporation nor its Subsidiaries has agreed to indemnify any person for or against any infringement of or by the Intellectual Property or products or methods of the business of the Corporation or its Subsidiaries.  Except as set forth on Section 5.24 of the Disclosure Schedule, no rights of the Corporation or its Subsidiaries in and to the Intellectual Property will be affected by the consummation of the transactions contemplated hereby.

Customers and Suppliers.  (a)  Section 5.25 of the Disclosure Schedule sets forth an encrypted list of those suppliers that have provided raw materials, products, supplies or services to the Corporation and its Subsidiaries at a cost to the Corporation and its Subsidiaries of greater than $2,000,000 during the fiscal year of the Corporation ending September 30, 2006 and are expected to provide raw materials, products, supplies or services at a cost to the Corporation and its Subsidiaries of greater than $2,000,000 during the fiscal year of the Corporation ending September 30, 2007.  To the Knowledge of the Corporation and the Shareholders, there does not exist any fact, condition or event (i) which would cause the Corporation’s or any Subsidiary’s relationship with any supplier after Closing to be materially and adversely different than the current relationship with such supplier, or (ii) which would materially and adversely affect any supplier’s ability to supply raw materials, products or services to the Corporation or any of its Subsidiaries.  Section 5.25 of the Disclosure Schedule sets forth an encrypted list by entity of those customers that have purchased products or services from the Corporation and its Subsidiaries at a cost to the purchaser of greater than $2,000,000 during the fiscal year of the Corporation ending September 30, 2006 and are expected to provide raw materials, products, supplies or services at a cost to the Corporation and its Subsidiaries of greater than $2,000,000 during the fiscal year of the Corporation ending September 30, 2007.  To the Knowledge of the Shareholders or the Corporation, there does not exist any fact, condition or event (except the transactions contemplated by this Agreement) (i) which would cause the Corporation’s or any Subsidiary’s relationship with any customer to be materially and adversely different than the current relationship with such customer, or (ii) which would materially and adversely effect any customer’s ability to purchase products or services from the Corporation or its Subsidiaries.

No supplier of the Corporation or its Subsidiaries listed on Section 5.25 of the Disclosure Schedule has advised the Corporation or any of the Subsidiaries in writing or, to the Knowledge of the Shareholders and the Corporation, in any other manner that it will stop, or materially decrease the rate of, supplying materials, products or services to the Corporation or its Subsidiaries.  No customer listed on Section 5.25 of the Disclosure Schedule has advised the Corporation or any of the Shareholders that it will stop, or materially decrease the rate of buying materials, products or services from the Corporation or its Subsidiaries.

Foreign Corrupt Practices Act.  Neither the Corporation nor any of its Subsidiaries (including any of their officers or directors or, to the Knowledge of the Shareholders and the Corporation, any of their employees, agents, distributors or other Persons associated with or acting on their behalf) has, directly or indirectly, taken any action which would cause the Corporation or its Subsidiaries to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder or any similar anti-corruption or anti-bribery Laws applicable to the Corporation or any of its Subsidiaries in any jurisdiction other than the United States (in each case, as in effect at the time of such action) or, to the knowledge of the Corporation or the Shareholders, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, made, offered or authorized any unlawful payment to foreign or domestic government officials or employees, whether directly or indirectly, or made, offered or authorized any unlawful bribe, rebate, payoff, influence payment, kickback or other similar unlawful payment, whether directly or indirectly.

Financial Controls.    The Corporation and its Subsidiaries maintain accurate books and records reflecting their respective assets and liabilities in all material respects.  The Corporation and its Subsidiaries maintain internal controls that provide reasonable assurance that the reliability of the financial reporting and the preparation of financial statements for external purposes are prepared in accordance with generally accepted accounting principles.  Such internal controls include policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and disposition of assets of the Corporation and its Subsidiaries; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures of the Corporation are being made in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Corporations’ assets that could have a material effect on the financial statements, subject to the inherent limitations that internal controls may not prevent or detect misstatements.

No Commissions.  Neither the Shareholders nor the Corporation or its Subsidiaries have incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

Bonus Shares.  The Bonus Shares are being delivered to the recipients thereof without payment of any consideration by the recipients thereof.  None of the Shareholders, the Corporation or any of its Subsidiaries is under any obligation to deliver the Bonus Shares to any of the recipients thereof.

Accuracy of Information Furnished.  No representation, statement or information made or furnished by the Shareholders or the Corporation to the Buyer in this Agreement, the

Disclosure Schedule and the various Schedules and Exhibits attached hereto contains or shall contain any untrue statement of a material fact or omits or shall omit any material fact necessary to make the information contained therein not misleading as of the date hereof and as of the Closing Date.  Except with respect to contracts pertaining to the purchase or sale of scrap metals, the Shareholders and the Corporation have provided or otherwise made available to the Buyer true, accurate and complete copies of all material documents listed or described on the Disclosure Schedule.  For the purpose of this Agreement, a document that is referenced in one section of the Disclosure Schedule shall be deemed to have also been referenced on any other section of the Disclosure Schedule to which that document is applicable to the extent its applicability to such other section is reasonably apparent.

CONDUCT OF BUSINESS PENDING THE CLOSING

Conduct of Business by the Corporation Pending the Closing.  Between the date of this Agreement and the Closing Date, the Corporation and the Shareholders shall cause the business of the Corporation and its Subsidiaries to be conducted only in, and the Corporation and its Subsidiaries shall not take any action except in the ordinary course of business, consistent with past practice or as specifically permitted by this Agreement.  The Shareholders and the Corporation shall use their reasonable best efforts to preserve intact the business organization of the Corporation and its Subsidiaries and to keep available the services of the Corporation’s and its Subsidiaries’ current officers, employees and consultants, and to preserve its present relationships with customers, suppliers and other persons with which it has significant business relations.  Notwithstanding the foregoing, except as contemplated by this Agreement or as set forth on Schedule 6.1, the Shareholders shall not permit the Corporation and its Subsidiaries to, and the Corporation and its Subsidiaries shall not, between the date of this Agreement and the Closing Date, directly or indirectly, do or propose or agree to do any of the following without the prior written consent of the Buyer:

amend or otherwise change its charter, bylaws or other organizational documents;

issue, sell, pledge, dispose of, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest;

sell, pledge, dispose of, encumber or authorize the sale, pledge, disposition or encumbrance of any of its assets, tangible or intangible, except sales of inventory or non-material Assets not necessary for the conduct of the Business, each in the ordinary course of business consistent with past practice;

declare, set aside, make or pay any dividend or other distribution, other than distributions to the Shareholders of amounts necessary to pay (or make deposits against payment of) federal, state and local income taxes on income of the Corporation allocated to the Shareholders pursuant to Subchapter S of the Code; provided, however, that for this purpose, such distributions shall not be greater than 16.25% of the good faith estimated taxable income earned by the Corporation during the period from the date of this Agreement through the Closing Date (not including, for this purpose, any taxable income recognized as a result of the transactions contemplated by this Agreement);

reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any capital stock;

acquire (including, without limitation, for cash or shares of stock, by merger, consolidation, or acquisition of stock or assets) any interest in any Person, or make any investment either by purchase of stock or securities or contribution of capital or property, transfer, or, except in the ordinary course of business, consistent with past practice, purchase any property or assets of any other Person;

incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any Person, or make any loans or advances, in each case, other than pursuant to the Corporation’s current long term debt facility and solely for the purpose of expenditures incurred in the ordinary course of business relating to the purchase of inventory or budgeted capital expenditures which expenditures are otherwise permitted by this Agreement or in connection with any matter disclosed in Schedule 6.1;

enter into, amend or terminate any Material Contract other than in the ordinary course of business, consistent with past practice;

increase the compensation payable or to become payable to its officers or employees (in the case of employees other than officers or other management level employees other than raises in compensation in the ordinary course of business consistent with past practice), or grant any severance or termination pay to, or enter into any employment or severance agreement with, any of its directors, officers or other employees, or establish, adopt, enter into or amend or take any action to accelerate any rights or benefits under any collective bargaining, bonus, profit sharing, trust, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or grant or pay any bonuses to the Shareholders or their Affiliates;

pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice and the payment of notes or accounts payable that are reflected on the Financial Statements and set forth on Section 5.11(b) of the Disclosure Schedule or as contemplated by Section 7.17;

delay any budgeted or reasonably necessary capital expenditure or make or incur any unbudgeted capital expenditure in excess of $1,000,000 in the aggregate;

provided, that the limitation in this Section shall not apply to (1) capital expenses approved prior to the date of this Agreement and disclosed to the Buyer prior to the date of this Agreement, or (2) capital expenditures to repair or replace equipment or Improvement to Facilities reasonably necessary to continue or preserve the business of the Corporation or its Subsidiaries;

cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of substantial value;

enter into any transaction with the Shareholders or their Affiliates or their family members, except transactions in the ordinary course of business consistent with past practice;

take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

except as contemplated by the terms of this Agreement, make any Tax election inconsistent with past practice, revoke any Tax election, agree to an extension of the statute of limitations, or settle or compromise any federal, state, local or foreign Tax liability, except to the extent the amount of any such settlement has been reserved for in the Financial Statements or which do not adversely affect Buyer, the Corporation or its Subsidiaries; or

agree, in writing or otherwise, to take or authorize any of the foregoing actions or take any action which would make any representation or warranty in Article V untrue or incorrect.

ADDITIONAL AGREEMENTS

Further Assurances.  Prior to Closing, each Party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be requested by the other party as necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby.

Cooperation.  Each of the parties agrees to reasonably cooperate with the other in the preparation and filing of all forms, notifications, reports and information, if any, required pursuant to any law, rule or regulation in connection with the transactions contemplated by this Agreement.

Consents.  (a)  Each of the Shareholders and the Corporation shall take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, obtaining all consents, approvals, authorizations, qualifications and orders of, or making any notice to, any Governmental

Authority and parties to Contracts by which the Corporation or any Subsidiary is bound as are necessary for the consummation of the transactions contemplated hereby.

The Buyer shall take, or cause to be taken, all appropriate actions, and do, or cause to be done, all things necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated herein, including, without limitation, obtaining all consents, approvals, authorizations, qualifications and orders of, or making any notice to, any Governmental Authority and parties to Contracts by which it is bound, as are necessary for the consummation of the transactions contemplated hereby.

Each of the parties shall make on a prompt and timely basis all governmental or regulatory notifications and filings required to be made by him or it for the consummation of the transactions contemplated hereby.

For the avoidance of doubt, the provisions of this Section 7.3 do not relate to the requirements of the HSR Act, which are separately addressed in Section 7.10 below.

Access to Information.  From the date hereof to the Closing Date, the Shareholders shall cause the Corporation and its Subsidiaries to (and shall cause its directors, officers, employees, auditors, counsel and agents to) afford Buyer and Buyer’s officers, employees, auditors, counsel and agents reasonable access at all reasonable times, upon reasonable prior notice and with a representative of Shareholders and the Corporation,  to the properties, offices, and other facilities of the Corporation and its Subsidiaries (including for the purpose of performing any Phase I environmental assessment and audit of compliance with Environmental Laws), to the Corporation’s and its Subsidiaries’ officers and employees and to all their books and records, and shall furnish such persons with all financial, operating and other data and information as may be reasonably requested, other than competitive information, including information regarding the specific identity of customers of or suppliers to the Corporation and the Subsidiaries; the specific prices paid or received for scrap metal and scrap metal products; and, information regarding the results of operations of specific Facilities or lines of business.  No soil, groundwater or other samples shall be taken or intrusive assessments or analyses conducted by Buyer or its representatives without express written consent of Seller.  No information provided to or obtained by Buyer shall affect any representation or warranty in this Agreement.

Notification of Certain Matters.  Each Party shall give prompt notice to the other Parties of the occurrence or non-occurrence of any event which would likely cause any representation or warranty of such Party contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied; provided that such notice shall not in any way affect any representation, warranty, covenant or agreement herein or therein.  From the date of this Agreement until the Closing, the Shareholders shall have the continuing obligation to promptly supplement the information contained in the Disclosure Schedule with respect to any matter hereafter arising or discovered, which, if in existence on the date hereof and known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedule.  Neither the supplementation of the

Disclosure Schedule pursuant to the obligation in this Section 7.5 nor any disclosure after the date hereof of the untruth of any representation or warranty made in this Agreement shall operate as a cure of the failure to disclose the information, or a cure of any representation or warranty made herein; and determination of any liability for breach of representations or warranties either at signing or at Closing shall be made without reference to any supplements and with reference only to the Disclosure Schedule as it stands on the date of this Agreement.

Confidentiality; Publicity.  Except as may be required by law, the SEC or the NASDAQ Global Select Stock Market or as otherwise permitted or expressly contemplated herein, no Party or its respective Affiliates, employees, agents and representatives shall disclose to any third party this Agreement or the subject matter or terms hereof without the prior consent of the other Party hereto.  Except as may be required by law, no press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any Party without the prior written approval of the other Parties.

Exclusivity.  From the date hereof to the Closing Date, the Shareholders and the Corporation, and their respective Affiliates, employees, agents and representatives will not (i) initiate or encourage the initiation by others of, or engage in discussions or negotiations with, any Person or respond to solicitations by any Person relating to any sale or other disposition of all or any part of the Corporation’s or its Subsidiaries’ securities or any material part of the assets, business or properties of the Corporation or its Subsidiaries (whether such transaction takes the form of a liquidation, dissolution, reorganization, recapitalization, merger (other than as disclosed on Schedule 6.1), consolidation, joint venture, lease, strategic alliance, transfer, sale of stock, sale of assets or otherwise), (ii) enter into any agreement or commitment (whether or not binding) with respect to any of the foregoing transactions or (iii) provide any information to any Person, other than Buyer, its representatives and agents, concerning the Corporation and its Subsidiaries (other than information which the Corporation customarily provides to other Persons in the ordinary course of its business consistent with past custom and practice, so long as the Shareholders have no Knowledge that the information may be utilized to evaluate an acquisition, by any form, of the Corporation or any of its Subsidiaries or a material portion of the Corporation’s or any Subsidiary’s assets).  The Shareholders and the Corporation will immediately notify Buyer if any third party attempts to initiate any solicitation, discussion or negotiation or present any offer with respect to any of the foregoing transactions.

Affiliated Transactions.  Except as set forth on Section 7.8 of the Disclosure Schedule, the Corporation and its Subsidiaries will terminate or discontinue all Affiliated Transactions on or prior to the Closing and all payments due and owing the Corporation or any of its Subsidiaries under such Affiliated Transactions shall be paid prior to Closing.

Covenants Not To Compete, Solicit or Disclose.

Noncompetition.  In order to protect the value of the business of the Corporation and its Subsidiaries and the Stock, the Shareholders and their Affiliates (collectively, the “Shareholder Group”) agree for five (5) years from the Closing Date, not to (i) engage, directly or indirectly, in any manner in the business of the Corporation or its Subsidiaries as of the Closing Date anywhere in the Territory, (ii) engage, directly or indirectly, in any activity that competes with the business of the Corporation or its

Subsidiaries as of the Closing Date anywhere in the Territory, (iii) solicit any customer of the Corporation or is Subsidiaries for products or services directly or indirectly competitive with the Corporation or its Subsidiaries, and (iv) attempt in any way, directly or indirectly, to obtain for itself, or others, or to divert from Corporation and its Subsidiaries, any rights, benefits, sales or profits arising out of or in connection with the business of the Corporation or its Subsidiaries; in each case other than in such Person’s capacity as an employee of the Corporation in an authorized activity.  For purposes hereof, the “business of the Corporation” means the purchase, sale, collection, processing, or brokerage of scrap metals, and the “Territory” shall mean the continental United States and that portion of Canada that is east of the Rocky Mountains.

Nonsolicitation of Employees.  In order to protect the value of the business of the Corporation and its Subsidiaries and the Stock, the Shareholder Group agrees that, during the period beginning on the Closing Date and ending on the fifth anniversary hereof, the Shareholders shall not, and shall cause each of his Affiliates not to, directly or indirectly, for itself or through or on behalf of any other Person, in any manner whether as an employee, agent, officer, director, stockholder, consultant, member, manager, partner, joint venturer, principal, owner or participant, recruit, solicit or otherwise attempt to employ or engage any Person employed by the Buyer, the Corporation or one of the Buyer’s Subsidiaries or any of their Affiliates or induce or attempt to induce any Person employed thereby to leave such employment, excluding, however, the Shareholders and, not sooner than 3 months following the Closing, Jennifer Wilson and Ellen Bero.

Nondisclosure.  After the Closing, except as required by law or court order, the Shareholder Group will not disclose, or use directly or indirectly, to or for the benefit of any person or entity other than Buyer or its Subsidiaries, any Technical Information, Intellectual Property or other confidential information, data or materials related to the Corporation or its Subsidiaries.

Breach.  The Shareholder Group agrees that any breach of Sections 7.9(a), 7.9(b) or 7.9(c) above will result in irreparable damage to Buyer for which Buyer will have no adequate remedy at law, and, therefore if such a breach should occur, the Shareholder Group consents to any temporary or permanent injunction or decree of specific performance by any court of competent jurisdiction in favor of Buyer enjoining any such breach, without prejudice to any other right or remedy to which Buyer shall be entitled.  In the event that any portion of this Section 7.9 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a period of time or too large a geographic area or over too great a range of activities, it shall be interpreted to extend only over the maximum lesser period of time, geographic area, or range of activities as to which it may be enforceable.  Each of the covenants herein shall be deemed a separate and severable covenant.  In the event any member of the Shareholder Group breaches any provision of this Section 7.9, Buyer shall be entitled to recover from such breaching Shareholder all costs of enforcement, including reasonable attorneys’ fees.

HSR Act.  Each party will timely and promptly make or cause to be made all filings which may be required with respect to the transactions contemplated by this Agreement under the Hart Scott Rodino Antitrust Improvements Act of 1976 (the “HSR Act”) and use all reasonable efforts to cause the satisfaction or termination of the waiting period under the HSR Act.  The Corporation will furnish to the Buyer such necessary information and reasonable assistance as may be requested in connection with the preparation of necessary filings or submissions to any government agency, including, without limitation, any filings necessary under the provisions of the HSR Act.

Appointment of Shareholders Representative.  Richard S. Rifkin is hereby appointed (the “Shareholders Representative”) the agent and attorney-in-fact of each of the Shareholders for purposes of this Agreement.  The Shareholders Representative shall have the sole authority to act on behalf of and to bind the Shareholders for all purposes of this Agreement, including pursuant to Articles X and XI.  The Shareholders Representative may be changed from time to time with the consent of a majority of the Shareholders.  The Shareholders Representative may resign at any time by giving at least thirty (30) days’ written notice to the Buyer and the Shareholders, provided that the Shareholders Representative shall continue to serve until its successor accepts the duties of the Shareholders Representative.  If a successor Shareholders Representative is not appointed within twenty (20) days after the resignation, death or incapacity of the Shareholders Representative, then the person then serving as the Shareholders Representative (or his executor or other personal representative) or a majority of the Shareholders may petition any court of competent jurisdiction for the appointment of a successor Shareholders Representative.

Title and Survey Matters.

Within fourteen (14) business days from the date hereof, the Shareholders shall use reasonable efforts to cause the Corporation to furnish to the Buyer current title commitments (collectively, the “Title Commitment”) issued by LandAmerica or Lawyers Title Insurance Corporation (the “Title Company”) together with copies of all exceptions to title referenced therein.  The Title Commitment shall set forth the state of title to the Owned Properties, the Shareholder Premises and the Leased Premises identified on Section 7.12 of the Disclosure Schedule (collectively, the “Insured Properties”), together with all exceptions or conditions to such title, including, without limitation, all easements, restrictions, rights-of-way, covenants, reservations, and all other encumbrances affecting the Insured Properties, which would appear in an owner’s or leasehold owners’ title policy, if issued.  The Title Commitment shall contain the express commitment of the Title Company to issue one or more owners’ or leasehold owners’ title policies (collectively, the “Title Policy”) to the Company on the current ALTA Form 2006 in amounts as the Buyer may determine not in excess of the fair market value of such Owned Properties and such Leased Properties (including all improvements located thereon), subject to the Permitted Encumbrances.  Each Title Policy delivered pursuant to this Agreement shall, at Buyer’s election, and to the extent legally permissible and commercially available, (i) insure title to the Insured Properties and all recorded easements benefiting such Insured Properties as of the date of Closing or the recording of any subsequent deed or article of merger, whichever occurs last, (ii) contain an “extended coverage endorsement” insuring over the general exceptions contained customarily in such policies, (iii) contain an ALTA Zoning Endorsement 3.1 (or equivalent), (iv) contain an endorsement insuring that the Insured Properties described in the title insurance policy is the same real estate as shown on the Survey delivered with respect to such property, (v) contain an endorsement insuring that each street adjacent to the real property is a public street and that there is direct and unencumbered pedestrian and vehicular access to such street from the Real Property, (vi) if the Real Property consists of more than one record parcel, contain a “contiguity” endorsement insuring that all of the record parcels are contiguous to one another, (vii) contain a “non imputation” endorsement to the effect that title defects known to the officers, directors, and stockholders of the owner prior to the Closing shall not be deemed “facts known to the insured” for purposes of the policy, and (viii) contain an endorsement insuring against loss or damage sustained by the non-availability of utilities.  The insurance premium, costs for each Title Policy shall be a Transaction Expense.  The inability of the Title Company to issue a zoning endorsement on a Title Commitment due to either (i) a legal non conforming use of such property or (ii)  shall not be grounds for objection by Buyer provided that the failure to issue such an endorsement is not due to immaterial non-compliance with applicable zoning laws and regulations shall not be grounds for objection by Buyer.

No later than fourteen (14) business days prior to the Closing Date, the Buyer shall use reasonable efforts to obtain copies of one or more plats of survey of each Insured Property (whether one or more, the “Survey”) prepared by a land surveyor or engineer licensed in the state in which the Insured Property is located.  The Survey shall, at Buyer’s election, (i) be currently dated (which may include a current re-certification of a previously prepared survey plat); (ii) show the location on the Insured Property of all improvements, fences, evidences of abandoned fences, lakes, ponds, creeks, streams, rivers, easements, roads, and right-of-way; (iii) identify all easements and rights-of-way by reference to the recording information applicable to the documents creating such easements or rights-of-way; (iv) show any encroachments onto the Insured Properties from any adjacent property, any encroachments from the Insured Property onto adjacent property, and any encroachments into any easement or restricted area within the Insured Property (v) locate all existing improvements (such as buildings, power lines, fences, and the like); (vi) locate all dedicated public streets or other roadways providing access to the Insured Property, including all curb cuts and all alleys; (vii) locate all set-back lines and similar restrictions covering the Insured Property or any part thereof and any violations of such restrictions; (viii) show thereon a legal description of the boundaries of the Insured Property by metes and bounds or other appropriate legal description; and (ix) include such other information found on ALTA/ACSM Table A items 1-4, 6-11, and 13-16.  The Survey shall otherwise be in accordance with current ALTA/ACSM Minimum Standards Detail Requirements.  Each Survey will be approved by Buyer prior to the Closing Date provided that the Surveys do not show any defects, encroachments or encumbrances that would materially affect the ordinary and normal operation of any of the subject properties consistent with historical practices.  The cost and expense of the Surveys shall not be a Transaction Expense.

Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or

(ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Corporation or any of its Subsidiaries, each of the other Parties will cooperate with him or it and his or its counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor below).

Interim Financial Statements.  The Corporation shall provide the Buyer as soon as practicable after the end of each calendar month prior to the Closing Date and in any event no later than 30  days from the date of the end of each calendar month an unaudited consolidated balance sheet and income statement of the Corporation and its Subsidiaries as of the end of such month and for that portion of the year then ended which shall be prepared in a manner consistent with the preparation of the Interim Financial Statements and shall be so certified by the Chief Financial Officer of the Corporation.

Board Representation.

As soon as practicable after the Closing Date, Buyer will use its best efforts to cause Danny Rifkin to be elected or appointed as a director of the Buyer.

Release.

Effective as of the Closing Date, each of the Shareholders on his own behalf and on behalf of his past, present or future affiliates, agents, attorneys, heirs, beneficiaries, representatives, successors and assigns (collectively, the “Releasing Parties”), hereby absolutely, unconditionally and irrevocably RELEASES and FOREVER DISCHARGES the Corporation and the Buyer and each of their respective past, present or future parent entities, divisions, affiliates, subsidiaries, shareholders, members, partners, limited partners, and their respective present and former directors, managing directors, officers, control persons, shareholders, employees, agents, attorneys, administrators, representatives, successors and assigns (collectively, the “Released Parties”) from any and all claims, actions, causes of action, suits, debts, liabilities, obligations, sums of money, accounts, covenants, contracts, controversies, agreements, promises, damages, judgments, executions, claims and demands, whether known or unknown, suspected or unsuspected, absolute or contingent, direct or indirect or nominally or beneficially possessed or claimed by any of the Releasing Parties, whether the same be at law, in equity or mixed, which such Releasing Party ever had or now has, or hereafter can, shall or may have against the Released Parties, in respect of or arising from any and all agreements and obligations incurred on or prior to the date hereof, or in respect of or arising from any event occurring or circumstances existing on or prior to the date hereof (collectively the “Released Claims”); provided, however, that the Released Parties shall not be released from any of their obligations or liabilities to the Releasing Parties (and none of such obligations and liabilities shall be Released Claims) arising under (i) this Agreement or any other agreement delivered in connection herewith, (ii) rights to reimbursement for claims incurred prior to the date hereof under the Employee Benefit Plans, (iii) any base salary and normal perquisites accrued since the last payroll date of the Corporation; (iv) claims for defense and/or indemnification by the

Corporation pursuant to the By-Laws of the Corporation or any of the Subsidiaries or under the statutes of the states of incorporation of the Corporation or the Subsidiaries for claims against the Shareholders or any of them arising from their positions as directors, officers or managers of the Corporation, the Subsidiaries or the Joint Ventures; or (v) claims of Leonard I. Rifkin or his heirs or estate for payments due under a certain Deferred Compensation Agreement with the Corporation, dated as of April 5, 1989.

Each of the Releasing Parties hereby expressly waives any rights such Releasing Party may have under the statutes of any jurisdiction or common law principles of similar effect, to preserve Released Claims which such Releasing Party does not know or suspect to exist in such Releasing Party’s favor at the time of executing this Agreement.  Each of the Releasing Parties understands and acknowledges that it may discover facts different from, or in addition to, those which it knows or believes to be true with respect to the claims released herein, and agrees that the terms of this release shall be and remain effective in all respects notwithstanding any subsequent discovery of different and/or additional facts.  Should any Releasing Party discover that any fact relied upon in entering into this release was untrue, or that any fact was concealed, or that an understanding of the facts of law was incorrect, no Releasing Party shall be entitled to any relief as a result thereof, and the Releasing Parties surrender any rights they might have to rescind this release on any ground.  This release is intended to be and is final and binding regardless of any claim of misrepresentation, promise made with the intention of performing, concealment of fact, mistake of law, or any other circumstances whatsoever.  Each of the Releasing Parties hereby irrevocably covenants to refrain from asserting any claim or demand, or commencing, instituting or causing to be commenced, any proceeding of any kind against any Released Party based upon any Released Claim.

If any of the Releasing Parties (or an affiliate thereof) brings any claim, suit, action or manner of action against the Released Parties (or any of them) in administrative proceedings, in arbitration or admiralty, at law, in equity, or mixed, with respect to any Released Claim, then such Releasing Party shall indemnify the Released Parties (or any of them) in the amount or value of any final judgment or settlement (monetary or other) and any related cost (including, without limitation, reasonable legal fees) entered against, paid or incurred by the Released Parties (or any of them).  Each Releasing Party represents and warrants to the Released Parties that there has been no assignment or other transfer of any interest in his or her Released Claims.

Senior Secured Notes.  Within 5 Business Days of the date hereof, the Corporation shall send notice (the “Change of Control Notice”) to each holder of its 6.75% Senior Secured Notes (the “Senior Notes”, and each holder thereof, a “Senior Noteholder”) regarding the execution of this Agreement, in form and substance reasonably acceptable to the Buyer, which notice shall comply in all respects with Section 8.3 of that certain Note Purchase Agreement, dated September 1, 2002 (the “Note Purchase Agreement”), including an offer to prepay the Senior Notes on the Closing Date and an officer’s certificate.  If the Closing has not occurred within ninety (90) days of the Proposed Prepayment Date, as set forth in the Change of Control Notice, the Corporation shall comply with Section 8.3(f) of the Note Purchase Agreement and send a new Change of Control Notice to each of the Senior Noteholders in accordance with the Note Purchase Agreement.  The Corporation shall provide prompt notice to the Buyer of any election by a Senior Noteholder to exercise the prepayment option as set forth in Section 8.3 of the Note Purchase Agreement (the “Prepayment”).  The Corporation shall prepare or cause to be prepared all necessary and appropriate documentation in connection with any Prepayment, which shall be reasonably acceptable to the Buyer, so that any Prepayment shall be consummated on the Closing Date.

Aircraft.  If Buyer so elects prior to October 15, 2007, the Corporation shall assign to the Shareholders, and the Shareholders shall assume the Corporation’s obligations to purchase one Learjet 45XR aircraft pursuant to that certain Aircraft Purchase Agreement dated January 31, 2007 by and between the Corporation and Learjet Inc.

Bonus Obligations.  The Corporation and the Shareholders intend to pay certain bonuses to certain employees of the Corporation on and after the Closing Date.  The bonuses include “Annual Performance Bonuses”, “Longevity Bonuses” and “Transaction Bonuses”, each as further described in subsections (a), (b) and (c) of this Section 7.19 and collectively referred to as the “Bonuses”.  The consideration payable by the Buyer for the Stock set forth in Section 2.1 hereof has been adjusted to reflect the portion of the Bonuses that would be Transaction Expenses hereunder and, anything contained in this Agreement to the contrary notwithstanding, the Bonuses shall not be included in Transaction Expenses or otherwise be payable by the Shareholders pursuant to Section 13.3 of this Agreement.  At the Closing or on such later dates as may be specified herein, the Buyer shall cause the Corporation to pay the Bonuses in the amounts, manner and to the employees of the Corporation as specified herein.

Annual Performance Bonuses.  Annual Performance Bonuses for the fiscal year of the Corporation ended on September 30, 2007 shall be paid by the Corporation after the Closing but prior to December 15, 2007.  The Corporation has accrued $27,000,000 for payment of the Annual Performance Bonuses (the “APB Amount”).  On or prior to Closing, the Shareholders will provide the Buyer with a schedule listing the employees of the Corporation who are to receive an Annual Performance Bonus and the amount of such bonus for each such employee, which amounts shall not exceed, in the aggregate, the APB Amount.  The Annual Performance Bonuses will be based on the evaluation of the management of the Corporation in a manner consistent with the ordinary and normal practices of the Corporation.  All Annual Performance Bonus payments shall be subject to all normal withholdings and deposits.

Longevity Bonuses.  Longevity Bonuses shall be paid to certain employees of the Corporation based on their tenure as an employee of the Corporation.  Longevity Bonuses shall be payable in Buyer Common Stock pursuant to Section 3.2(c) of this Agreement in an amount not to exceed 60,000 shares and in federal, state and local withholding taxes and deposits paid by the Corporation approximately equal to the withholding taxes and deposits payable by the employee for the value of the Buyer Common Stock to be received by the employee on the Closing Date.  At least three (3) days prior to the Closing, the Shareholders shall deliver to Buyer a list of the employees of the Corporation who are to be issued Buyer Common Stock as a Longevity Bonus at Closing and the number of shares of Buyer Common Stock to be issued to each employee.  The Buyer shall issue the Buyer Common Stock to each such employee on the Closing Date and shall cause the Corporation to pay as and when the same are due and payable all withholding taxes and deposits due by such employee on the actual value of the Buyer Common Stock received by them (collectively, the “Longevity Bonus Taxes”).  Within thirty (30) days after payment of the Longevity Bonus Taxes by the Corporation, the Buyer shall give the Shareholder Representative written notice of the actual amount of the Longevity Bonus Taxes and the employer portion of payroll taxes with respect to the Longevity Bonuses paid by the Corporation.  If the actual amount exceeds $1,800,000, then the Shareholders, within ten (10) business days of receipt of the notice, shall pay to the Corporation the difference.  If the actual amount paid is less than $1,800,000,the Corporation shall pay the difference to the Shareholders with the notice. Any payment made by the Shareholders to the Corporation or the Corporation to the Shareholders pursuant to this Section 7.19(b) is intended to be and shall be a purchase price adjustment.

The Buyer agrees that the Buyer Common Stock to be issued to employees of the Company on the Closing Date pursuant to Section 7.19(b) hereof, shall be registered under the Securities Act for resale by the employees at Closing or as soon thereafter or reasonably practicable.

Transaction Bonuses.  Transaction Bonuses shall be paid to certain employees of the Corporation in the form of shares of Buyer Common Stock pursuant to Section 3.2(c) hereof and cash payments from the Corporation.  At least three (3) days prior to the Closing, the Shareholders shall deliver to Buyer a list of the employees of the Corporation who are to receive a Transaction Bonus, with the number of shares of Buyer Common Stock to be issued and the cash bonus to be paid to each such employee set forth opposite the employee’s name, which shares of stock shall not exceed 500,000 in the aggregate and which cash amount shall not exceed $28,500,000 in the aggregate.  To the extent such cash amount is less than $28,500,000 in the aggregate, the difference shall be paid to the Shareholders at Closing.  The Buyer shall issue the Buyer Common Stock to each such employee on the Closing Date and shall cause the Corporation to pay to each such employee the cash bonus payable to such employee within ten (10) days after the Closing, less the withholding taxes and other deposits payable by each such employee on the value of the Buyer Common Stock issued to such employee and the cash bonus paid to such employee.  Within thirty (30) days after payment of the Transaction Bonuses by the Corporation, the Buyer shall give the Shareholder Representative written notice of the employer portion of the payroll taxes with respect to the Transaction Bonuses.  If the actual amount exceeds $1,300,000, then the Shareholders, within ten (10) business days of receipt of the notice, shall pay to the Corporation the difference.  If the actual amount paid is less than $1,300,000, the Corporation shall pay the difference to the Shareholders with the notice. Any payment made by the Shareholders to the Corporation or the Corporation to the Shareholders pursuant to this Section 7.19(c) is intended to be and shall be a purchase price adjustment.

The Shareholders acknowledge that the Buyer Common Stock issued to employees of the Corporation as Transaction Bonuses will not be registered under the Securities Act and will be tradable by such employees only in conformity with SEC Rule 144. and that the Buyer will place legends on the related stock certificates and impose other transfer restrictions consistent therewith.

Financing Cooperation.  The Corporation and its Subsidiaries shall and shall cause their respective officers and directors to reasonably cooperate in connection with any future financings which Buyer may effect, including (i) the preparation of financial statements and other financial information for the Corporation and its Subsidiaries as may be required to be included in any offering memorandum, prospectus or similar documents relating to any such financings, (ii) participation in meeting with prospective lenders, investors and rating agencies, due diligence sessions, road shows, the preparation of offering memoranda, prospectuses and similar documents and (iii) taking reasonable actions as may be necessary or advisable to consummate such financing transactions as contemplated by any such financings.  The Corporation shall use commercially reasonable efforts to cause its independent registered public accounting firm to take such actions as Buyer may reasonably request in connection with any such financings, including to (i) deliver a consent to the use of its report on the relevant audited financial statements, (ii) deliver a “comfort letter” in a form meeting the requirements of SAS 72 or such other form as may be reasonably requested by Buyer, (iii) perform a SAS 100 review of any interim financial statements which may be required or desirable, and (iv) participate, at Buyer’s request, in the preparation of any offering memorandum, prospectus or similar document that includes, or incorporates by reference, the foregoing financial information.

Current Base Salary and Benefits.  For a period from the Closing Date until December 31, 2008, Buyer will not cause the Corporation to decrease the current base salary and benefits (including perquisites) of the persons listed on Schedule 7.21 without the prior consent of the Shareholders Representative.

Shareholder Premises.  Immediately following the Closing, Buyer shall purchase the Shareholder Premises for $10,000,000 in total for all the Shareholder Premises and the Shareholder Premises shall be conveyed by general warranty deed to the Buyer or its designee immediately following the Closing pursuant to a real estate purchase agreement in the form of Exhibit B attached hereto.

CONDITIONS TO THE OBLIGATIONS OF THE BUYER

The obligations of the Buyer to effect the purchase of the Stock and the other transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Buyer:

Accuracy of Representations and Warranties and Compliance with Obligations.  The representations and warranties of the Shareholders and the Corporation contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date except (i) for changes specifically permitted by this Agreement, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (iii) those representations and warranties which by their terms are qualified by materiality or Material Adverse Effect shall be true in all respects.  Each of the Shareholders and the Corporation shall have performed and complied in all material respects with all of their respective obligations required by this Agreement to be performed or complied with at or prior to the Closing Date. The Shareholders and the Corporation shall have delivered to the Buyer a certificate, dated as of the

Closing Date and signed by each Shareholder, certifying the foregoing (the “Section 8.1 Certificate”).

Opinion of Counsel.  The Buyer shall have received an opinion dated as of the Closing Date addressed to Buyer and its lenders from counsel for the Shareholders and the Corporation in substantially the form attached as Exhibit D hereto.

No Adverse Litigation.  There shall not be pending any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby and which could reasonably be expected to result in a Material Adverse Effect.

Real Property.  All landlord waivers and estoppel letters listed on Schedule 8.4 shall have been delivered.  The Surveys shall have been received by the Buyer and shall not show any defects, encroachments or encumbrances that would materially affect the ordinary and normal operation of any of the subject properties consistent with historical practices.

Hart Scott Rodino Approval.  The waiting period under the HSR Act required to permit the consummation of the transactions provided for herein shall have expired or early termination shall have been granted.

Resignation.  The Buyer shall have received the resignations, effective as of the Closing, of each director of the Corporation and its Subsidiaries, other than Daniel M. Rifkin.

Other Agreements.  The Shareholders shall have executed the Shareholders Agreement and Escrow Agreement.

Senior Notes.  The Corporation shall have complied with the terms of the Note Purchase Agreement; the Change of Control Notice shall have been sent to the Senior Noteholders; the closing of any Prepayment shall have occurred simultaneously with the Closing on the Closing Date.

CONDITIONS TO THE OBLIGATIONS OF SHAREHOLDERS

The obligations of the Shareholders to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by the Shareholders Representative:

Accuracy of Representations and Warranties and Compliance with Obligations.  The representations and warranties of the Buyer contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made at and as of the Closing Date except (i) for changes specifically permitted by or disclosed pursuant to this Agreement, (ii) that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date, and (iii)

those representations and warranties which by their terms are qualified by materiality shall be true in all respects.  The Buyer shall have performed and complied in all material respects with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing Date.  The Buyer shall have delivered to the Shareholders Representative a certificate, dated as of the Closing Date, and signed by an executive officer, certifying the foregoing (the “Section 9.1 Certificate”).

No Adverse Litigation.  There shall not be pending any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby and which could reasonably be expected to result in a Material Adverse Effect.

Hart Scott Rodino Approval.  The waiting period under the HSR Act required to permit the consummation of the transactions provided for herein shall have expired or early termination shall have been granted; and

Agreements.  The Buyer shall have executed the Shareholders Agreement and Escrow Agreement.

INDEMNIFICATION

Agreement to Indemnify.

The Shareholders jointly and severally agree to indemnify and hold the Buyer, its Affiliates (including after Closing, the Corporation and its Subsidiaries) and their respective shareholders, members, directors, officers, employees, attorneys and agents harmless from and against the aggregate of all expenses (including reasonable attorney and other professional fees and expenses and court costs), losses, costs, deficiencies, diminution in value, liabilities and damages (collectively, “Losses”) arising out of or resulting from (i) any breach of a representation or warranty made by the Shareholders in or pursuant to this Agreement, (ii) any claim by a third party which, if true, would constitute a breach of representation or warranty by the Shareholders or the Corporation, (iii) any breach of the covenants or agreements made by Shareholders or the Corporation in or pursuant to this Agreement, (iv) any inaccuracy in any certificate delivered by the Shareholders or the Corporation pursuant to this Agreement, (v) all Transaction Expenses.

The Buyer agrees to indemnify and hold the Shareholders harmless from and against all Losses arising out of or resulting from (i) any breach of a representation or warranty made by the Buyer in or pursuant to this Agreement, (ii) any claim by a third party which, if true, would constitute a breach of representation or warranty by the Buyer, (iii) any inaccuracy in any certificate delivered by the Buyer pursuant to this Agreement, and (iv) any breach of the covenants or agreements made by the Buyer in or pursuant to this Agreement.

The parties’ indemnification obligations shall be determined as if all references to “materiality” or a “Material Adverse Effect” were removed from the representations and warranties.  Notwithstanding the foregoing, no claim for Losses arising under Section 10.1(a)(i), (ii), (iii) or (iv) or 10.1(b) other than those from any breach of representation or warranty in Sections 4.1, 4.2, 5.1, 5.2, 5.3, 5.4, 5.6, 5.14(a), 5.15(a), and 5.19 (the “Excluded Representations”) shall be asserted by the Buyer or by the Shareholders, respectively, until the aggregate of all such Losses exceeds the sum of $7,500,000 (the “Deductible Amount”) in which case the party entitled to indemnification shall be entitled to only the amount of its Losses in excess of the Deductible Amount.  Pursuant to this Section 10.1, except in the case of fraud or intentional misrepresentation, the maximum aggregate amount recoverable by the Shareholders or Buyer, as the case may be, with respect to Losses arising from a breach of representation or warranty (other than the Excluded Representations) shall be $50,000,000.  Anything contained herein to the contrary notwithstanding, no Shareholder shall be liable to Buyer for any portion of Buyer’s Losses which exceed, in the aggregate, the actual consideration received by such Shareholder under this Agreement for his Stock (including the proceeds of any Buyer Common Stock received by a Shareholder and sold after the Closing).

Survival.  Each of the representations and warranties made by Shareholders and the Buyer in this Agreement or pursuant hereto shall survive for 24 months after the Closing Date, except (i) the representations and warranties of Shareholders contained in Sections 5.1, 5.2, 5.3, 5.4 and 5.6 shall survive indefinitely, (ii) the representations and warranties in Sections 5.14(a) and 5.15(a) shall survive for 5 years after the Closing Date,  (iii) the representations and warranties of Shareholders in Section 5.13 shall survive for three (3) years after the Closing Date, and (iv) the representations and warranties of Shareholders in Sections 5.18 and 5.19 shall survive indefinitely unless a statute of limitations applies to claims of third parties in which case, with respect to such claims, such representations and warranties shall expire sixty days following the expiration of the applicable statute of limitations (including extensions thereof).  No claim for the recovery of Losses from any breach of representation or warranty may be asserted after such representations and warranties expire; provided, however, that claims first asserted in writing within the applicable period shall survive until finally resolved without possibility of appeal.  Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith or therewith.  Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.  All covenants and agreements in this Agreement shall survive Closing until fully performed.

Defense of Third Party Claims.  With respect to each third party claim, including claims of Governmental Authorities, subject to this Article X (a “Third Party Claim”), the party seeking indemnification (the “Indemnified Party”) shall give prompt written notice to the indemnifying party (the “Indemnifying Party”) of the Third Party Claim, provided that failure to give such notice promptly shall not relieve or limit the obligations of the Indemnifying Party except to the extent the Indemnifying Party is materially prejudiced thereby.  Except for Third Party Claims arising in whole or in part from Environmental Laws, if the remedy sought in the

Third Party Claim is solely money damages and the Indemnifying Party agrees in writing to pay the claim without regard to any indemnity limitations herein and reasonably demonstrates that it has the financial capacity to pay for such Third Party Claim or if the Indemnified Party otherwise permits, then the Indemnifying Party, at its sole cost and expense, may, upon notice to the Indemnified Party, within thirty (30) days after the Indemnifying Party receives written notice of the Third Party Claim, of its acknowledgement of liability for the claim and desire to assume the defense thereof, assume the defense of the Third Party Claim.  The Indemnifying Party shall have the right to assume the defense of Third Party Claims arising in whole or in part from Environmental Laws or the generation, transportation, storage, disposal, handling or other disposition of Materials of Environmental Concern without regard to whether the claim is solely for money damages if the Indemnifying Party agrees in writing to pay the claim without regard to any indemnity limitations herein and reasonably demonstrates that it has the financial capacity to pay for such Third Party Claim.  If it assumes the defense of a Third Party Claim, then the Indemnifying Party shall give written notification to the Indemnified Party of its election to defend the claim and its acknowledgement of liability for the claim and shall have sole control over, and shall assume all expenses with respect to, the defense or settlement of such claim, provided, however, that (i) the Indemnified Party shall be entitled to participate in (but not control) the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim; and (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such claim, if pursuant to or as a result of such settlement, an operations and maintenance plan, deed restriction, environmental covenant, injunction or other equitable relief would be imposed against the Indemnified Party.  The Indemnifying Party shall, to the extent reasonably practicable, provide the Indemnified Party with thirty (30) days prior notice before it consents to a settlement of, or the entry of a judgment arising from, any Third Party Claim.  Subject to the exception for Third Party Claims arising in whole or in part from Environmental Laws or the generation, transportation, storage, disposal, handling or other disposition of Materials of Environmental Concern, with respect to Third Party Claims in which the remedy sought is not solely money damages and the Indemnified Party does not permit the Indemnifying Party to assume the defense, the Indemnifying Party shall, upon notice to the Indemnified Party within fifteen (15) days after the Indemnifying Party receives notice of the Third Party Claim, be entitled to participate in the defense with its own counsel at its own expense.  If the Indemnifying Party does not assume the defense of any Third Party Claim in accordance with the terms of this Section 10.3, then the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim.  The Parties shall cooperate in the defense of any Third Party Claim and the relevant records of each Party shall be made available on a timely basis.

Payment of Indemnification Claims by Shareholders.  In addition to any other means of recovery available to Buyer, unless the remaining value of the Escrow is less than the amount of the claim, Buyer’s claims for indemnification shall first be settled by making a claim with the Escrow Agent pursuant to the Escrow Agreement.  For all purposes of determining the number of shares of Buyer Common Stock to be released from the Escrow Amount, all such shares shall be valued at the price of such shares on the date any such claim is finally settled or adjudicated.

Shareholders Representative.  Each of the Shareholders agrees to indemnify and hold harmless the Shareholders Representative by reason of its acting or failure to act in connection with any of the transactions contemplated hereby and against any loss, liability or expense the Shareholders Representative may sustain or incur as a result of serving as the Shareholders Representative hereunder, except such losses, liabilities and expenses which are determined in a final judgment of a court to have resulted primarily from the gross negligence or willful misconduct of the Shareholders Representative.  Each of the Shareholders agrees that the Shareholders Representative shall have no liability whatsoever to a Shareholder or such Shareholder’s beneficiaries, heirs or personal representatives for any matters arising out of this Agreement except for liability for such matters which are determined in a final judgment of a court to have resulted primarily from the gross negligence or willful misconduct of the Shareholders Representative or as otherwise set forth in any separate writing among the Shareholders.  Each of the Shareholders hereby agrees to reimburse the Shareholders Representative upon the request of the Shareholders Representative for its pro rata share of (based on each Shareholders percentage ownership of the Stock on the date hereof) all reasonable expenses, disbursements and advances incurred or made by the Shareholders Representative in the performance of its duties under this Agreement.

TAX MATTERS

General.  Subject to the specific mechanisms of this Section 11.1, the Shareholders shall be jointly and severally responsible for, and shall indemnify and hold Buyer harmless against: (i) all Tax liabilities of the Corporation and its Subsidiaries, including any corporate level Taxes resulting from the Section 338(h)(10) Election other than Taxes imposed on the Corporation under Section 1374 and any similar state taxes that arise out of or are attributable to the Section 338(h)(10) Election (“BIG Tax”), for taxable periods, or portions thereof, ending on or before the Closing Date and the portion of the Taxes for any Straddle Period (as defined below) that are allocable to the portion of such Straddle Period ending on the Closing Date; and (ii) any Taxes arising as a result of the payment of any “excess parachute payments” as defined in Section 280G of the Code made in connection with the transactions contemplated by this Agreement.  Any BIG Tax is and shall remain the obligation of the Corporation and the Buyer shall cause the Corporation to timely satisfy such obligation without contribution from, or indemnification by, the Shareholders.

Preparation of Tax Returns.  The Shareholders Representative shall supervise and with the good faith cooperation of Buyer cause to be prepared by the Corporation all Tax Returns of the Corporation and its Subsidiaries for all taxable periods ending on or prior to the Closing Date with respect to which a Tax Return was not due on or before the Closing Date (“Pre-Closing Returns”) and Buyer shall prepare any Tax Returns of the Company with respect to a taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) (the “Straddle Period Returns”).  The Shareholders Representative shall submit each of the Pre-Closing Returns and the Buyer shall submit each of the Straddle Period Returns to the other party for its review at least thirty (30) days prior to the due date for the filing of such Pre-Closing Return or Straddle Period Return (taking into account any extensions).  The

Shareholders and Buyer agree to consult and resolve in good faith any issues and comments arising as a result of the review of each Pre-Closing Return and Straddle Period Return, and mutually to consent to filing as promptly as possible each Pre-Closing Return and Straddle Period Return; provided that if the Shareholders Representative and Buyer are unable to resolve any such issue within fifteen (15) days after any such Pre-Closing Return or Straddle Period Return is submitted to the Shareholders Representative, the dispute shall be submitted to the Independent Auditor for resolution.

Taxable Period.  If the Corporation or any of its Subsidiaries is permitted under any applicable foreign, state or local income Tax Law to treat the Closing Date as the last day of a taxable period, the Shareholders and Buyer shall treat (and cause their respective Affiliates to treat) the Closing Date as the last day of a taxable period.  For all purposes under this Agreement, in the case of Taxes that are payable with respect to any Straddle Period, the portion of any such Tax that is allocable to the portion of the period ending on the close of the Closing Date shall be (i) in the case of Taxes that are based upon or related to income or receipts, deemed equal to the amount which would be payable if the taxable period ended on the Closing Date; and (ii) in the case of all other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the taxable period ending on the Closing Date and the denominator of which is the number of calendar days in the entire taxable period.

Section 338(h)(10) Elections.  Buyer and each of the Shareholders shall timely make joint elections under Section 338(h)(10) of the Code and comparable provisions of state law with respect to the purchase and sale of the Stock (“Section 338(h)(10) Elections”), and shall timely file executed copies of IRS Form 8023 and Form 8883, the required schedules thereto and any similar state forms, with the proper authorities.  Each of the Shareholders will include any income, gain, loss or deduction resulting from the Section 338(h)(10) Elections on such Shareholder’s Tax Return to the extent required by applicable Law.  Within ninety (90) days of the Closing Date, the Buyer shall prepare and deliver to the Shareholders Representative an allocation schedule allocating the aggregate deemed sales price of the assets among the assets of the Corporation and its Subsidiaries in accordance with Section 338(h)(10) and Section 1060 of the Code and the regulations thereunder, which shall be completed in a manner consistent with the Allocation Agreement attached as Schedule 11.4 (the “Allocation Schedule”).  The Allocation Schedule shall be binding on all Parties for all applicable purposes, including Tax purposes unless, within thirty (30) days after delivery to the Shareholders Representative, the Shareholders Representative notifies the Buyer of its disagreement as to one or more of the items on the Allocation Schedule.  Any such disagreement shall be resolved by the Independent Auditor.  No Party shall file any Tax Returns or take any other action which is inconsistent with the Allocation Schedule without prior disclosure to and agreement of the other Party.  In consideration for the Shareholders’ agreement to make the Section 338(h)(10) Elections, at Closing, Buyer shall pay the Shareholders an amount equal to $6,000,000 to be allocated among the Shareholders in the relative proportions set forth on Schedule 3.2(d).

Tax Contests.  Buyer shall inform the Shareholders Representative of the commencement subsequent to the Closing Date of any audit, examination or proceeding (“Tax Contests”) relating in whole or in part to Taxes for which Buyer may be entitled to indemnity from the Shareholders hereunder and the Shareholders Representative shall be entitled to control and conduct those aspects of such Tax Contests that are related exclusively to the liability for any Taxes the amount of which is recoverable by Buyer from the Shareholders hereunder.  Costs of any Tax Contest are to be borne by the party controlling such Tax Contest.  With respect to a Tax Contest which the Shareholders Representative is entitled to control, the Shareholders Representative shall have the right to determine, in its sole discretion, such issues as (i) the forum, administrative or judicial, in which to contest any proposed adjustment, (ii) the attorney and/or accountant to represent the Corporation and its Subsidiaries in the Tax Contest, (iii) whether or not to appeal any decision of any administrative or judicial body, and (iv) whether to settle any such Tax Contest, except that the Shareholders Representative shall not settle any Tax Contest in a manner that would have an adverse Tax effect on the Corporation or its Subsidiaries for taxable periods ending after the Closing Date without the prior written consent of Buyer (which consent may not be unreasonably withheld).  The Shareholders Representative shall keep Buyer informed throughout the Tax Contest and Buyers shall be entitled to participate at its sole expense in any such Tax Contest.  The Buyer or the Corporation and its Subsidiaries, as applicable, shall deliver to the Shareholders Representative any power of attorney reasonably required to allow the Shareholders Representative and its counsel to represent the Corporation and its Subsidiaries in connection with the Tax Contest and shall use their reasonable efforts to provide the Shareholders Representative with such assistance as may be reasonably requested by the Shareholders Representative in connection with the Tax Contest.

Amended Returns, etc.  Without the prior written consent of the Shareholders Representative (which consent may not be unreasonably withheld), or unless otherwise required by Law, none of Buyer, the Corporation, or any Affiliate of Buyer shall (i) file any amended Tax Return or propose or agree to any adjustment of any item with any Tax Authority with respect to any taxable period ending on or before the Closing Date that would (in any such case) have the effect of increasing the Shareholders’ liability for any Taxes, increasing the indemnification obligations of the Shareholders or increasing the amount recoverable by Buyer from the Shareholders with respect to Taxes.

Access and Assistance.  The Shareholders Representative and Buyer shall, upon written request of the other, provide the other, and the Buyer shall cause the Corporation and its Subsidiaries to provide the Shareholders Representative, with such assistance as may be reasonably requested by any of them in connection with the preparation of any Tax Return, audit, or other examination by any Tax Authority, or any Tax Authority or judicial or administrative proceedings relating to liability for Taxes, and each will retain and provide the other, and Buyer shall cause the Corporation and its Subsidiaries to retain and provide the Shareholders Representative with, any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination.  The Shareholders Representative and Buyer shall provide the other with any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other or the Corporation or its Subsidiaries for any period.  Such assistance shall include making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder and shall include providing copies of any relevant Tax Returns and supporting work schedules, which assistance shall be provided without charge except for reimbursement of reasonable out-of-pocket expenses.  Without limiting the generality of the foregoing, Buyer shall retain, and shall cause the Corporation and its Subsidiaries to retain, and the Shareholders Representative shall retain, until the applicable statutes of limitations (including any extensions) have expired, copies of all Tax Returns, supporting work schedules, and other records or information that may be relevant to such returns for all taxable periods or portions thereof ending before or including the Closing Date and shall not destroy or otherwise dispose of any such records without first providing the other party with a reasonable opportunity to review and copy the same.  Each party shall bear its own expenses in complying with the foregoing provisions.

Transfer and Similar Taxes.  All real property transfer or gains Taxes, other transfer, documentary, sales, use, registration, stamp and similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne equally by the Shareholders on the one hand, and the Buyer on the other hand.  The Shareholders, in the case of Transfer Taxes and corresponding Tax Returns due on or prior to the Closing Date, and Buyer, in the case of corresponding Tax Returns due after the Closing Date, shall cause the Corporation to remit payment for such Transfer Taxes and duly and timely file such Tax Returns.  Buyer and the Shareholders shall cooperate in (a) determining the amount of Transfer Taxes, (b) providing all requisite exemption certificates, and (c) preparing and timely filing any and all required Tax Returns for or with respect to such Transfer Taxes with any and all appropriate Tax Authorities.

TERMINATION

Termination.  This Agreement may be terminated at any time prior to the Closing Date:

by mutual written consent of the Buyer and Shareholders Representative at any time prior to the Closing;

by the Buyer in the event of a material breach by any of the Shareholders or the Corporation of any provision of this Agreement, which breach, is not cured within 20 days after written notice thereof, or, if the nature of such breach is such that it can not reasonably be cured within 20 days despite the best efforts of the Shareholders and the Corporation, then within a reasonable period thereafter not to exceed 75 days provided that the Shareholders or the Corporation, as the case may be, have taken reasonable steps to begin to cure such breach within the initial 20 day period.  Notwithstanding the foregoing, the Buyer may not terminate this Agreement for any breach of the Agreement that can be satisfied by the payment of monies if the Shareholders agree to allow a portion of the Consideration payable to the Shareholders under Section 2.1 equal to the amount reasonably necessary to cure such breach to be placed in escrow (in addition to the Escrow Amount set forth in Section 3.2(c)), to be held by the Escrow Agent until such breach is cured by the Shareholders to the reasonable satisfaction of the Buyer or the Shareholders and the Buyer agree in writing to direct payment of all or any portion of such escrowed amount to Buyer in consideration of the waiver of such breach of the Agreement;

by the Shareholders in the event of a material breach by the Buyer of any provision of this Agreement, which breach is not cured within 20 days after written notice thereof, or, if the nature of such breach is such that it can not reasonably be cured within 20 days despite the best efforts of the Shareholders and the Corporation, then within a reasonable period thereafter not to exceed 75 days provided that the Buyer has taken all reasonable steps to begin to cure such breach within the initial 20 day period.  Notwithstanding the foregoing, the Shareholders may not terminate this Agreement for any breach of the Agreement by the Buyer that can be satisfied by the payment of monies if the Buyer agrees to place in escrow an amount reasonably necessary to cure such breach to be held in escrow until such breach is cured by the Buyer to the reasonable satisfaction of the Shareholders or the Shareholders and Buyer agree in writing to direct payment of all or any portion of such escrowed amount to the Shareholders in consideration of the waiver of such breach of the Agreement; and

by either Buyer on the one hand, provided it is not in breach, or the Shareholders on the other hand, provided none of the Shareholders or the Corporation are in breach, if the Closing shall not have occurred by December 31, 2007.

Effect of Termination.  Except for this Section 12.2, the provisions of Articles X and XIV and Sections 7.6 and 7.11 hereof and any confidentiality agreements by or among the parties, which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 12.1, this Agreement shall forthwith become void; provided, however, that nothing herein shall relieve any party from liability for the breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to termination.

GENERAL PROVISIONS

Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such Party shall designate in writing to the other Party in accordance with this Section 14.1):

if to the Buyer to:

Steel Dynamics, Inc.
6714 Pointe Inverness Way
Suite 200
Fort Wayne, IN  46804
Attention:  Gary Heasley
Facsimile:  (260) 969-3592

with a copy to:

McDermott Will & Emery LLP
227 West Monroe Street
Chicago, Illinois  60606
Attention:  Thomas J. Murphy
Facsimile:  (312) 984-7700

if to the Corporation or the Shareholders:

c/o Richard S. Rifkin
7575 West Jefferson Blvd.
Fort Wayne, IN  46804
Facsimile:  (260) 423-8501

with a copy to:

Eastman & Smith Ltd.
One SeaGate, 24th Floor
Toledo, Ohio 43604
Attention:  Ronald J. Tice
Facsimile:  (419) 247-1777

Entire Agreement.  This Agreement (including the Exhibits and Schedules attached hereto) and the Confidentiality Agreement between the Parties dated as of April 30, 2007, and other documents delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.  The Disclosure Schedule, Exhibits and Schedules constitute a part hereof as though set forth in full above.

Expenses.  Except as otherwise provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement.  For the avoidance of doubt, the Shareholders shall pay all Transaction Expenses.  The Buyer shall pay all of the fees associated with the filings necessary for Hart Scott Rodino approval.

Amendment; Waiver.  This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by the Buyer, the Corporation and Shareholders Representative, provided that no amendment that is not unanimously approved by the Shareholders shall treat any non-consenting Shareholder materially and adversely different than any other Shareholder.  No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

Binding Effect; Assignment.  The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.  Nothing expressed or implied herein or therein shall be construed to give any other person any legal or equitable rights hereunder.  Without limiting the foregoing, Buyer may assign its rights under this Agreement for collateral security purposes, without consent, to any lenders providing financing to the Buyer, the Corporation or its Subsidiaries or any of their Affiliates.  Except as expressly provided herein or therein, the rights and obligations of this Agreement may not be assigned by the Shareholders or the Corporation without the prior written consent of Buyer.

Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

Interpretation.  When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated.  The headings contained herein and on the Schedules and in the Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Schedules.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Governing Law; Interpretation.  This Agreement shall be construed in accordance with and governed for all purposes by the internal substantive laws of the State of Indiana applicable to contracts executed and to be wholly performed within such State.

Jurisdiction.

Any suit, action or proceeding against the Buyer, the Corporation or the Shareholders arising out of, or with respect to, this Agreement or any judgment entered by any court in respect thereof shall be brought exclusively in the courts of Indiana or in the U.S. District Court for the Northern District of Indiana, such jurisdiction to be determined by the first filing of such action, suit or proceeding in such jurisdiction, and the Parties hereto accept the exclusive jurisdiction of those courts for the purpose of any suit, action or proceeding.

In addition, each Party hereto hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any judgment entered by any court in respect thereof brought in Indiana or the U.S. District Court for the Northern District of Indiana and hereby further irrevocably waives any claim that any suit, action or proceedings brought in Indiana or in such District Court has been brought in an inconvenient forum.

Arm’s Length Negotiations; Drafting.  Each Party herein expressly represents and warrants to all other Parties hereto that before executing this Agreement, said Party has fully informed itself of the terms, contents, conditions and effects of this Agreement and such agreement;  said Party has relied solely and completely upon its own judgment in executing this Agreement and such agreement;  said Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement and such agreement;  said party has acted voluntarily and of its own free will in executing this Agreement and such agreement;  said Party is not acting under duress, whether economic or physical, in executing this Agreement and such agreement; and this Agreement and such agreement are the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.  This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.

DEFINITIONS

Defined Terms.  As used herein, the following terms shall have the following meanings:

“Accounting Principles” has the meaning set forth in Section 2.2(c).

“Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date hereof.

“Affiliate Leases” has the meaning set forth in Section 5.22.

“Affiliated Transactions” has the meaning set forth in Section 5.22.

“Agreement” has the meaning forth in the Preamble.

“Allocation Schedule” has the meaning set forth in Section 11.4.

“Assets” means all of the rights, properties and assets of the Corporation and its Subsidiaries, whether personal, real or mixed, tangible or intangible, wherever located, including all such items reflected on the Interim Financial Statements (other than those disposed of or consumed in the ordinary course of business).

“Audited Financial Statements” has the meaning set forth in Section 5.9(a).

“BIG Tax” has the meaning set forth in Section 11.1.

“Buyer” has the meaning set forth in the Preamble.

“Buyer Common Stock” has the meaning set forth in Section 2.1(ii).

“Buyer SEC Reports” means the Buyer’s most recent Form 10-K and all subsequent filings made by the Buyer with the SEC.

“Cash Amount” has the meaning set forth in Section 2.1.

“CERCLA” has the meaning set forth in the definition of Environmental Laws.

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreement” means any collective agreement, letter of understanding, letter of intent or other written communication with any trade union or association which covers any employees of the business or the Corporation or any of its Subsidiaries and which is currently in effect.

“Contract” means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, covenant, employment agreement, license, instrument, purchase and sales order, commitment, undertaking, obligation, whether written or oral, express or implied.

“Corporation” has the meaning set forth in the Preamble.

“Corporation Debt” has the meaning set forth in Section 5.11.

“COTS Software” means software that is generally available in the marketplace for licensure on terms and conditions that are substantially non-negotiable.

“Dispute Notice” means, in connection with the calculation of the Adjustment Amount, a written notice from the Shareholders Representative indicating disagreement with the proposed Adjustment Amount and summarizing in detail the items in dispute.

“Disclosure Schedule” means the disclosure schedule delivered by the Shareholders to the Buyer on the date hereof regarding certain exceptions to the representations on warranties in Article V hereof.

“Employee Benefit Plans” has the meaning set forth in Section 5.18(a).

“Encumbrances” has the meaning set forth in Section 5.14(a).

“Environmental Laws” (A) Laws relating to (i) pollution or the protection of the environment (including air, indoor air or other indoor environmental health or safety conditions, surface water, ground water, soil, land surface or subsurface strata), or (ii) disposal, emissions, discharges, spills, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, import, export, treatment, storage, disposal, transport or handling of Materials of Environmental Concern, and (B) shall include the Resource Conservation and Recovery Act, as amended (“RCRA”); the Comprehensive Environmental Response Compensation and Liability Act, as amended (“CERCLA”); the Federal Water Pollution Control Act, as amended; the Occupational Safety and Health Act, as amended; the Clean Air Act, as amended; the Safe Drinking Water Act, as amended; the Toxic Substances Control Act, as amended; the Emergency Planning and Community Right-to-Know Act; the Hazardous Materials Transportation Act, as amended; all Laws related thereto, all implementing Laws and all applicable similar state and local Laws with respect to each of the foregoing acts.

“ERISA” has the meaning set forth in Section 5.18(a).

“Escrow Agent” has the meaning set forth in Section 3.2(c).

“Escrow Agreement” has the meaning set forth in Section 3.2(c).

“Escrow Amount” has the meaning set forth in Section 3.2(c).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Representations” has the meaning set forth in Section 10.1(c).

“Facilities” means the Owned Properties and Leased Premises.

“Financial Statements” has the meaning set forth in Section 5.9(a).

“Fixed Assets” means all vehicles, machinery, equipment, tools, supplies, leasehold improvements, furniture and fixtures owned or used by the Corporation and its Subsidiaries or reflected on the Interim Financial Statements or acquired by the Corporation or one of its Subsidiaries since the date of the Interim Financial Statements (other than those disposed of or consumed in the ordinary course of business).

“GAAP” means generally accepted accounting principles in effect in the United States of America consistently applied.

“Governmental Authority” means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HSR Act” has the meaning set forth in Section 7.10.

“Improvements” has the meaning set forth in Section 5.14(h).

“Indemnified Party” has the meaning set forth in Section 10.4.

“Indemnifying Party” has the meaning set forth in Section 10.4.

“Independent Auditor” means an independent accounting firm mutually agreed to by Buyer and the Shareholders Representative or, should the parties fail to reach agreement, Deloitte & Touche.

“Insurance Policies” has the meaning set forth in Section 5.20.

“Insured Properties” has the meaning set forth in Section 7.12(a).

“Intellectual Property” means all copyrights, patents, trademarks, trade names, trade styles, logos, product designations and service marks and all applications (pending or in process) and registrations therefor and licenses thereof.

“Interim Financial Statements” has the meaning set forth in Section 5.9(a).

“Joint Venture” means each entity in which the Corporation and its Subsidiaries hold of record less than a majority of the equity interests.

“Knowledge” an individual will be deemed to have “Knowledge” of a particular fact or other matter if such individual is actually aware of such fact or other matter or would reasonably have been expected to be aware of such fact as a result of their position with or relationship to the Corporation and its Subsidiaries.

The Shareholders and the Corporation will be deemed to have “Knowledge” of a particular fact or other matter if the directors or the following officers of the Corporation, Gary Rohrs, Grant Schultz, John Marynowski,  Ben Eisbart, Paul Everett, Jennifer Wilson, or a Shareholder has, or at any time had, Knowledge of such fact or other matter.

The Buyer will be deemed to have “Knowledge” of a particular fact or other matter if any officer or director of the Buyer has, or at any time had, Knowledge of such fact or matter.

“Laws” means any law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order or other similar authority enacted, adopted, promulgated, or applied by any Governmental Authority.

“Leased Premises” has the meaning set forth in Section 5.14(c)(i).

“Leases” has the meaning set forth in Section 5.14(c)(i).

“Lien” means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law or any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, lien or charge) but excluding any Permitted Liens.

“Litigation Materiality Threshold” means any action, suit, or other legal or administrative proceeding or governmental investigation pending or, to the Knowledge of the Shareholders and the Corporation, threatened, against the Corporation or any of the Subsidiaries where the losses or damages claimed by or against the Corporation or any Subsidiary are reasonably expected to exceed $250,000.

“Losses” has the meaning set forth in Section 10.1(a).

“Material Adverse Change (or Effect)” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that has had or is reasonably likely to have a materially adverse effect on the financial condition, results of operations, prospects, properties, assets or liabilities (including contingent liabilities) of the Corporation and its Subsidiaries (or, for the purposes of Section 4.6 only, the Buyer) taken as a whole excluding conditions affecting the scrap metal business (or for the Buyer, the steel business) generally.  A Material Adverse Effect shall also include any state of facts, change, event or occurrence that shall have occurred or been threatened that (when taken together with all other states of facts, changes, events, effects or occurrences that have occurred or been threatened) has prevented or materially delayed, or would be reasonably likely to prevent or materially delay, the performance by the Corporation and the Shareholders of their obligations hereunder or the consummation of the transactions contemplated hereby.

“Material Contract” has the meaning set forth in Section 5.23.

“Materials of Environmental Concern” means any and all toxic or hazardous chemicals and materials, and any and all hazardous substances as defined in CERCLA and hazardous wastes as defined in RCRA, petroleum and petroleum products, radioactive materials, asbestos, polychlorinated biphenyls, urea formaldehyde, lead based paint, and any and all other hazardous chemicals, materials, constituents, pollutants or contaminants regulated under any Environmental Laws.

“MPPA Plan” has the meaning set forth in Section 5.18(b).

“Owned Properties” has the meaning set forth in Section 5.14(a).

“Party” has the meaning set forth in the Preamble.

“Pay Off Letters” has the meaning set forth in Section 3.3(f).

“PBGC” has the meaning set forth in Section 5.18(f).

“Permits” has the meaning set forth in Section 5.21.

“Permitted Encumbrances” means: (i) all Permitted Liens; (ii) all easements, covenants, and restrictions of record; (iii) legal highways and rights of way; and, (iv) zoning regulations.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which there are adequate reserves on the books of the Corporation; (ii) workers or unemployment compensation liens arising in the ordinary course or business; (iii) mechanic’s, materialman’s, supplier’s, vendor’s or similar liens arising in the ordinary course of business securing amounts that are not delinquent or past due; and, (iv) mortgages, assignments of rents and security interests granted to the Corporation’s lenders to secure indebtedness of the Corporation disclosed on the Financial Statements.

“Person” means an individual, partnership, corporation, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Pre-Closing Returns” has the meaning set forth in Section 11.2.

“Preliminary Statement” has the meaning set forth in Section 2.2(b).

“RCRA” has the meaning set forth in the definition of Environmental Laws.

“Real Property” has the meaning set forth in Section 5.14(d).

“Receivables” means all receivables of the Corporation and its Subsidiaries, including all trade account receivables, receivables arising from the provision of services, sale of inventory, notes receivable, and insurance proceeds receivable.

“Release” has the meaning set forth in Section 3.4.

“Restrictions” means any restriction on the exercise of any rights related to the Stock, including without limitation, proxies, voting agreements, transfer restrictions, agreements to sell or purchase and similar items.

“SEC” means the Securities and Exchange Commission.

“Section 338(h)(10) Election” has the meaning set forth in Section 11.4.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Section 8.1 Certificate” has the meaning set forth in Section 8.1.

“Section 9.1 Certificate” has the meaning set forth in Section 9.1.

“Shareholder Group” has the meaning set forth in Section 7.9(a).

“Shareholders” has the meaning set forth in the Preamble.

“Shareholders Representative” has the meaning set forth in Section 7.11 hereof.

“Software” means all electronic data processing systems, information systems, computer software programs, program specifications, charts, procedures, source codes, object codes, input data, routines, data bases and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material and documentation and any and all licenses and copies thereof and rights thereto.

“Stock” has the meaning set forth in the Recitals.

“Shareholders Agreement” means the Shareholders Agreement to be entered into by Buyer and the Shareholders at the Closing substantially in the form of Exhibit C.

“Straddle Period” has the meaning set forth in Section 11.2.

“Straddle Period Returns” has the meaning set forth in Section 11.2.

“Subsidiary” and “Subsidiaries” means each entity in which the Corporation or any Subsidiary of the Corporation or any combination thereof hold of record a majority of the equity interests.

“Tax Authority” includes the Internal Revenue Service and any state, local, foreign or other Governmental Authority responsible for the administration of any Taxes.

“Tax Consents” has the meaning set forth in Section 11.5.

“Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, rates, levies, assessments and other charges including, without limitation, ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, estimated, excise, fees, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, severance, sewer, social security, stamp, transfer, transfer gains, unemployment, use, value added, water, windfall profits, and withholding, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties and shall include any transferee liability in respect of any and all of the above.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Tax Authority.

“Technical Information” means all information in the nature of know-how, trade secrets, inventions, processes, designs, devices and related information and documentation and any and all licenses and copies thereof and rights thereto.

“Territory” has the meaning set forth in Section 7.9(a).

“Third Party Claim” has the meaning set forth in Section 10.4.

“Title Commitment” has the meaning set forth in Section 7.12(a).

“Title Company” has the meaning set forth in Section 7.12(a).

“Title Policy” has the meaning set forth in Section 7.12(a).

“Transaction Expenses” means (a) all legal, accounting, tax, financial advisory, brokers, finders and other professional or transaction expenses incurred by the Corporation or any of its Subsidiaries in connection with the transactions contemplated by this Agreement (including any amounts owed to any consultants, auditors, accountants, attorneys or investment bankers and any withholding, payroll, employment or similar Taxes, if any, required to be withheld or paid by Buyer (on behalf of the Corporation or any of its Subsidiaries), the Corporation, any of its Subsidiaries, with respect to the payment of the Cash Amount or the issuance of the Buyer Common Stock, including the Bonus Shares) and all amounts relating to title insurance required to be delivered pursuant to this Agreement) and (b) all change of control payments, transaction bonuses and severance obligations arising as a result of the consummation of the transactions contemplated hereby and any withholding, payroll, employment or similar Taxes, if any, required to be withheld or paid by Buyer (on behalf of the Corporation or any of its Subsidiaries), the Corporation, any of its Subsidiaries, with respect to such payments; provided, that Transaction Expenses shall exclude (i) the fees and expenses of LaBov & Beyond for consulting services in connection with employee communications and (ii) any principal, accrued interest, prepayment penalties or premiums in connection with the repayment of the Senior Notes and the Corporation Debt.

“Transfer Taxes” has the meaning set forth in Section 11.8.

“Welfare Plan” has the meaning set forth in Section 5.18(e).

Other Definitional Provisions.

All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the day and year first above written.

OMNISOURCE CORPORATION			STEEL DYNAMICS, INC.

By:	/s/ Daniel M. Rifkin		By:	/s/ Keith E. Busse
	Name:	Daniel M. Rifkin	Name: Keith E. Busse
	Title:	President	Title: Chairman and CEO

SHAREHOLDERS:

/s/ Leonard Rifkin
Leonard Rifkin

Leonard Rifkin Amended and
Restated Revocable Trust dated December 19, 2006

			By:	/s/ Leonard Rifkin
Leonard Rifkin
Trustee

/s/ Daniel M. Rifkin
Daniel M. Rifkin

/s/ Richard S. Rifkin
Richard S. Rifkin

/s/ Martin S. Rifkin
Martin S. Rifkin

Richard S. Rifkin 2006 Irrevocable Trust

			By:	/s/ Martin S. Rifkin
Martin S. Rifkin
Trustee